Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ERA GROUP INC.,

RUBY REDUX MERGER SUB, INC.

and

BRISTOW GROUP INC.

Dated as of January 23, 2020

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ARTICLE IX

MISCELLANEOUS

Section 9.1	No Survival of Representations and Warranties	93
Section 9.2	Expenses; Transfer Taxes	93
Section 9.3	Counterparts; Effectiveness	93
Section 9.4	Governing Law; Jurisdiction	94
Section 9.5	Specific Enforcement	94
Section 9.6	Waiver of Jury Trial	95
Section 9.7	Notices	95
Section 9.8	Assignment; Binding Effect	96
Section 9.9	Severability	97
Section 9.10	Entire Agreement; No Third-Party Beneficiaries	97
Section 9.11	Amendments; Waivers	97

Company Disclosure Letter
Parent Disclosure Letter

Schedule 2.6	Directors of Parent

Exhibit A	Company Tax Representations Certificate
Exhibit B	Parent Tax Representations Certificate

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THIS AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2020 (this “Agreement”), by and among Era Group Inc., a Delaware corporation (“Parent”), Ruby Redux Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub”), and Bristow Group Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Company Board”) has authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the Delaware General Corporation Law (the “DGCL”), is advisable, fair to and in the best interests of the Company and the stockholders of the Company and has resolved to recommend the approval and adoption of this Agreement by its stockholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has: (a) approved this Agreement and declared it advisable, fair to and in the best interests of Parent and the stockholders of Parent for Parent to enter into this Agreement, amend the certificate of incorporation of Parent to increase the number of shares of Parent Common Stock authorized thereunder (the “Parent Charter Amendment”) and amend Parent’s 2012 Share Incentive Plan to increase the number of shares of Parent Common Stock authorized for issuance thereunder (the “Parent Stock Authorization”) and (b) resolved to recommend the approval of the Parent Charter Amendment, the Parent Stock Authorization and the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions of this Agreement by Parent’s stockholders (the “Parent Stock Issuance”);

WHEREAS, the board of directors of Merger Sub has authorized and adopted this Agreement and resolved that the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, is advisable, fair to and in the best interests of Merger Sub and its stockholder;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the parties’ willingness to enter into this Agreement, certain significant stockholders of the Company (the “Significant Stockholders”) are each entering into a voting agreement with Parent and the Company (the “Voting Agreements”), pursuant to which the Significant Stockholders have agreed to execute and deliver written consents constituting the approval of the Requisite Company Stockholders to adopt this Agreement on the terms and conditions set forth therein;

WHEREAS, it is intended that (a) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) Parent, the Company and Merger Sub each will be a party to such reorganization within the meaning of Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound by this Agreement, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following respective meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to those contained in the confidentiality provisions of the Confidentiality Agreement and that does not in any way restrict the Company and its Representatives from complying with the Company’s obligations to Parent under this Agreement or Parent and its Representatives from complying with Parent’s obligations to the Company under this Agreement (as applicable), it being understood that such confidentiality agreement must contain “standstill” and employee non-solicit provisions or similar provisions, including a prohibition on the making or amendment of any Company Alternative Proposal or Parent Alternative Proposal (as applicable), except that such provisions may include an exception solely to the extent necessary to allow a Person to make a non-public proposal to the Company Board or Parent Board, as applicable (which proposal will be shared with Parent pursuant to the terms of Section 6.5 or with the Company pursuant to the terms of Section 6.6).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Antitrust Authority” means the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, any attorney general of any state of the United States or any other Governmental Entity of any jurisdiction with responsibility for enforcing any Antitrust Laws.

“Antitrust Laws” means any statute, law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, lessening of competition, restraining trade or abusing a dominant position, including but not limited to, the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any law, rule, or regulation requiring parties to submit any notification or filing to an Antitrust Authority regarding any transaction, merger, acquisition or joint venture.

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or Houston, Texas are authorized or required by law or executive order to be closed.

“Company ABL Facilities Agreement” means that certain ABL Facilities Agreement, dated as of April 17, 2018, as amended and restated by an amendment and restatement, confirmation and waiver agreement, dated as of October 31, 2019, among Bristow Norway AS and Bristow Helicopters Limited, as borrowers and guarantors, the Company, as parent guarantor, Barclays Bank PLC and Credit Suisse AG, Cayman Island Branch, as arrangers and bookrunners, Barclays Bank PLC, as agent, issuing bank, security agent and swingline lender, and the several banks, other financial institutions and other lenders from time to time party thereto.

“Company Alternative Proposal” means any bona fide proposal or offer made by any Person other than Parent and its Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of more than twenty percent (20%) of the assets of the Company and its Subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of the Company’s equity securities or of the voting power of the outstanding shares of Company Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the Company’s equity securities or shares with twenty percent (20%) or more of the voting power of the outstanding shares of Company Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Company Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by the Company or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to the Company and its Subsidiaries), in each case, that is sponsored, maintained, contributed to or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or consultants of the Company or its Subsidiaries.

“Company Consolidated Entities” means the entities listed on Section 1.1(a)(ii) of the Company Disclosure Letter.

“Company Equity Awards” means, collectively, the Company Options and Company RSUs.

“Company Expenses” means a cash amount up to $4,000,000 to be paid in respect of the Company’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Company Incentive Plan” means the Company’s 2019 Management Incentive Plan.

“Company Joint Venture” means any of the Company Consolidated Entities and Company Unconsolidated Affiliates.

“Company Major Unconsolidated Affiliates” has the definition set forth in the definition of “Company Unconsolidated Affiliates.”

“Company Material Adverse Effect” means any event, change, fact, circumstance, occurrence, development, condition or effect that (a) would reasonably be expected to prevent the consummation of the Merger or the Parent Stock Issuance or delay the consummation of the Merger or the Parent Stock Issuance beyond the End Date or (b) has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Company Material Adverse Effect: (i) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in the market price or change in the trading volume of Company Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect), (iii) changes or developments in the industries in which the Company and its Subsidiaries operate, (iv) (A) the negotiation, execution and delivery of this Agreement or (B) the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners or any litigation relating to the Merger or this Agreement (other than with respect to any representations and warranties of the Company specifically addressing the impact of the Merger or this Agreement on such matters), (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by Parent, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); provided that, with respect to clauses (i), (iii), (vii), (viii), (ix) and (x), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Material Contract” means any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of the Company and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000; (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require the Company or any of its Subsidiaries to pay consideration of more than $10,000,000 after the date of this Agreement; (v) contains any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $25,000,000 that has not yet been consummated or pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement in excess of $10,000,000 or (B) gives any Person the right to acquire any assets of the Company or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $10,000,000; (vii) indemnifies or holds harmless any director or executive officer of the Company or any of its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of the Company or any of its Subsidiaries); (viii) requires any capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of its Subsidiaries in an amount in excess of $10,000,000, individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business; (ix) restricts payment of dividends or distributions in respect of the capital stock or equity interests of the Company or any of its Subsidiaries; (x) is a Contract between any of the Company or any of its Subsidiaries, on the one hand, and any stockholder of the Company holding five percent (5%) or more of the issued and outstanding Company Common Stock or Company Preferred Stock, on the other hand; (xi) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (xii) is a Contract under which any of the Company or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000; (xiii) is a Contract with an independent contractor or other service provider for the provision of labor to the Company or any of its Subsidiaries, which is not cancellable without penalty or without more than sixty (60) days’ notice and which would require the Company or any of its Subsidiaries to pay consideration of more than $10,000,000 after the date of this Agreement; (xiv) is a Contract providing for indemnification or any guaranty by the Company or any of its Subsidiaries, in each case that is material to the

Company and its Subsidiaries, taken as a whole, other than (x) any guaranty by the Company or any of its Subsidiaries of any of the obligations of (A) the Company or any Company Consolidated Entity or (B) any Company Unconsolidated Affiliate that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business; (xv) is a Contract that contains any provision that requires the purchase of all of the Company’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to the Company and its Subsidiaries, taken as a whole, or obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party, or upon consummation of the Merger, will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party; or (xvi) was entered into pursuant to the Company Plan of Reorganization; provided, however, that “Company Material Contract” shall not include any Company Benefit Plan.

“Company Plan of Reorganization” means the Amended Joint Chapter 11 Plan of Reorganization of the Company and its debtor affiliates, as modified.

“Company Reserved Shares” means shares of Company Common Stock held in reserve for Disputed Claims (as defined in the Company Plan of Reorganization) as of immediately prior to the Effective Time.

“Company Severance Plan” means the Bristow Group Inc. Amended and Restated Management Severance Benefits Plan for U.S. Employees, effective as of October 31, 2019.

“Company Share” means a share of Company Stock.

“Company Stock” means Company Common Stock and/or Company Preferred Stock.

“Company Superior Proposal” means a written Company Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Company Alternative Proposal being treated as references to “sixty-six and two-thirds percent (66 2/3%)” for these purposes) which did not result from or arise directly in connection with any material breach of Section 6.5, that the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Company Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Company Alternative Proposal, availability of necessary financing, and all legal, financial and regulatory aspects or risks of such Company Alternative Proposal and this Agreement), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by Parent in response to such Company Alternative Proposal, to be more favorable to holders of Company Shares, from a financial point of view, than the transactions contemplated by this Agreement.

“Company Termination Fee” means an amount equal to $9,000,000.

“Company Unconsolidated Affiliates” means the entities listed on Section 1.1(a)(i) of the Company Disclosure Letter, including the entities listed as “Company Major Unconsolidated Affiliates.”

“Contract” means any agreement, lease, license, contract, loan, guarantee of indebtedness, credit agreement, bond, note, mortgage, indenture, instrument, permit, concession, franchise or other binding obligation, other than any Company Benefit Plan or any Parent Benefit Plan.

“Enforceability Exceptions” means the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FAA” means the Federal Aviation Administration of the United States and any successor thereto.

“FAR” means Federal Aviation Regulation (14 C.F.R. §§ 1-199).

“Fraud” means, of a Person, an intentional and willful misrepresentation of or with respect to a representation or warranty set forth in this Agreement by such Person that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation) with the specific intent to induce another party to rely upon such representation or warranty.

“GAAP” means United States generally accepted accounting principles or, when individually applicable to foreign Subsidiaries, the generally accepted accounting principles applicable thereto.

“Knowledge” means (a) with respect to Parent, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(a) of the Parent Disclosure Letter and (b) with respect to the Company, the actual knowledge of each individual, after reasonable inquiry of the direct reports of such individual, listed on Section 1.1(b) of the Company Disclosure Letter.

“Leases” means all leases and subleases (including all amendments, extensions, renewals and other agreements related thereto) of real property leased or subleased by the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Entity.

“Parent Alternative Proposal” means any bona fide proposal or offer made by any Person other than the Company and its Affiliates for (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving Parent, (b) the direct or indirect acquisition by any Person (including by any asset acquisition, joint venture or similar transaction) of more than twenty percent (20%) of the assets of Parent and its Subsidiaries, on a consolidated basis, (c) the direct or indirect acquisition by any Person of more than twenty percent (20%) of Parent’s equity securities or of the voting power of the outstanding shares of Parent Common Stock, including any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of Parent’s equity securities or Parent Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Parent Common Stock, or (d) any combination of the foregoing, in each case of subclauses (a) through (c) whether in a single transaction or a series of related transactions.

“Parent Benefit Plans” means all compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any “employee welfare plan” (within the meaning of Section 3(1) of ERISA), any “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA), in each case, whether or not such plans are subject to ERISA, and any bonus, incentive, retention, deferred compensation, severance, termination, vacation, stock purchase, stock option, restricted stock, stock appreciation right, equity compensation, employment, change of control, fringe benefit or other plan, program, agreement, policy or arrangement (whether written or unwritten, insured or self-insured, covering a single individual or a group of individuals) (other than any (i) Multiemployer Plan; and (ii) plan mandated by Law to be contributed to by Parent or any of its Subsidiaries that is maintained by any Governmental Entity or other third party unrelated to Parent and its Subsidiaries), in each case, that is sponsored, maintained, contributed to or required to be contributed to, by Parent or any of its Subsidiaries for the benefit of any current or former employees, officers, directors or consultants of Parent or its Subsidiaries.

“Parent Consolidated Entities” means the entities listed on Section 1.1(a) of the Parent Disclosure Letter.

“Parent Credit Facility” means that certain Amended and Restated Senior Secured Revolving Credit Facility Agreement, dated March 31, 2014, by and among Era Group Inc. and its subsidiaries as security party thereto, SunTrust Bank, as administrative agent, and the lenders signatories thereto, as amended to date.

“Parent Equity Awards” means, collectively, the Parent Options and the Parent Restricted Shares.

“Parent ESPP” means the Parent’s 2013 Employee Stock Purchase Plan, as amended.

“Parent Expenses” means a cash amount up to $4,000,000 to be paid in respect of Parent’s reasonable and documented out-of-pocket costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein.

“Parent Fully Diluted Shares” means the sum of (a) the number of shares of Parent Common Stock issued and outstanding immediately prior to the Effective Time plus (b) the number of shares of Parent Common Stock underlying all of the Parent Options and Parent Restricted Shares outstanding immediately prior to the Effective Time.

“Parent Joint Venture” means any of the Parent Consolidated Entities or Parent Unconsolidated Affiliates.

“Parent Material Adverse Effect” means any event, change, fact, circumstance, occurrence, development, condition or effect that (a) would reasonably be expected to prevent the consummation of the Merger or the Parent Stock Issuance or delay the consummation of the Merger or the Parent Stock Issuance beyond the End Date or (b) has or would reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed in itself or themselves (either alone or in combination) to constitute, and that none of the following shall be taken into account (either alone or in combination) in determining whether there has been, a Parent Material Adverse Effect: (i) changes in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, (ii) any decline in the market price or change in the trading volume of Parent Common Stock (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such change may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect), (iii) changes or developments in the industries in which the Parent and its Subsidiaries operate, (iv) (A) the negotiation, execution and delivery of this Agreement or (B) the public announcement or pendency of the Merger or other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, customers, suppliers, distributors, regulators or partners, or any other litigation relating to this Agreement or the Merger (other than with respect to any representations and warranties of Parent specifically addressing the impact of the Merger or this Agreement on such matters), (v) the identity of Parent or any of its Affiliates as the acquiror of the Company, (vi) compliance with the terms of, or the taking of any action required by, this Agreement or consented to in writing by the Company, or failure to take any action prohibited by this Agreement, (vii) any acts of war, armed hostilities or military conflict, or acts of foreign or domestic terrorism (including cyber-terrorism), (viii) any pandemic, hurricane, tornado, flood, earthquake, natural disaster, act of God or other comparable events, (ix) changes in Law or applicable regulations of any Governmental Entity, (x) changes in generally accepted accounting principles or accounting standards or the interpretation thereof or (xi) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that, unless subject to another exclusion set forth in this definition, the underlying cause of any such failure may be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect); provided that, with respect to clauses (i), (iii), (vii), (viii), (ix) and (x), such facts, circumstances, events, changes or effects shall be taken into account to the extent they have a material and disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

“Parent Material Contract” means any Contract that: (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act); (ii) is a joint venture, partnership or similar Contract that is material to the business of Parent and its Subsidiaries, taken as a whole; (iii) is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $5,000,000; (iv) is a settlement, conciliation or similar agreement (A) with any Governmental Entity, or (B) which would require Parent or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement; (v) contains any covenant limiting, to a degree that is material to Parent and its Subsidiaries, taken as a whole, the ability of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area; (vi) (A) relates to the acquisition, directly or indirectly (by merger or otherwise), of a material portion of the assets (other than goods, products or services in the ordinary course) or capital stock or other equity interests of any Person for aggregate consideration in excess of $5,000,000 that has not yet been consummated or pursuant to which Parent or any of its Subsidiaries has continuing “earn-out” or other similar contingent payment obligations after the date of this Agreement in excess of $2,000,000; or (B) gives any Person the right to acquire any assets of Parent or any of its Subsidiaries (excluding ordinary course commitments to purchase goods, products or services) after the date of this Agreement with a total consideration of more than $2,000,000; (vii) indemnifies or holds harmless any director or executive officer of Parent or its Subsidiaries (other than pursuant to the certificate of incorporation or bylaws or equivalent governing documents of Parent or its Subsidiaries); (viii) requires any capital commitment or capital expenditure (or series of capital expenditures) by Parent or any of its Subsidiaries in an amount in excess of $2,000,000, individually, other than any purchase order or Contract for supply, inventory or trading stock acquired in the ordinary course of business; (ix) restricts payment of dividends or distributions in respect of the capital stock or equity interests of Parent or any of its Subsidiaries; (x) is a Contract between any of Parent or any of its Subsidiaries, on the one hand, and any stockholder of Parent holding five percent (5%) or more of the issued and outstanding Parent Common Stock, on the other hand; (xi) is a Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate exposure to fluctuations in currency exchange rates, the prices of commodities or interest rates; (xii) is a Contract under which any of Parent or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000; (xiii) is a Contract with an independent contractor or other service provider for the provision of labor to Parent or its Subsidiaries, which is not cancellable without penalty or without more than sixty (60) days’ notice and which would require Parent or any of its Subsidiaries to pay consideration of more than $2,000,000 after the date of this Agreement; (xiv) is a Contract providing for indemnification or any guaranty by Parent or any of its Subsidiaries, in each case that is material to Parent and its Subsidiaries, taken as a whole, other than (x) any guaranty by Parent or any of its Subsidiaries of any of the obligations of (A) Parent or another wholly owned Subsidiary thereof or (B) any Subsidiary (other than a wholly owned Subsidiary) of Parent that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (y) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

or (xv) is a Contract that contains any provision that requires the purchase of all of Parent’s or any of its Subsidiaries’ requirements for a given product or service from a third party, which product or service is material to Parent and its Subsidiaries, taken as a whole, or obligates Parent or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party, or upon consummation of the Merger, will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party; provided, however, that “Parent Material Contract” shall not include any Parent Benefit Plan.

“Parent Option” means an option to purchase a share of Parent Common Stock granted under any Parent Stock Plan.

“Parent Restricted Share” means a share of Parent Common Stock granted under any Parent Stock Plan that is subject to vesting, forfeiture or other lapse restriction.

“Parent Severance Plan” means the Parent’s Senior Executive Severance Plan, adopted on June 24, 2015, as may be amended from time to time.

“Parent Stock Plans” means, collectively, the Parent ESPP and the Parent’s 2012 Share Incentive Plan, as amended from time to time.

“Parent Superior Proposal” means a written Parent Alternative Proposal (with all references to “twenty percent (20%)” in the definition of Parent Alternative Proposal being treated as references to “sixty-six and two-thirds percent (66 2/3%)” for these purposes) which did not result from or arise directly in connection with any material breach of Section 6.6, that the Parent Board determines in good faith, after consultation with Parent’s financial advisors and outside legal counsel, and taking into account all of the terms and conditions the Parent Board considers to be appropriate (but including any conditions to and expected timing of consummation of such Parent Alternative Proposal, availability of necessary financing, and all legal, financial and regulatory aspects or risks of such Parent Alternative Proposal and this Agreement), and after taking into account any revisions to the terms and conditions to this Agreement made or proposed and committed to in writing by the Company in response to such Parent Alternative Proposal, to be more favorable to holders of Parent Shares, from a financial point of view, than the transactions contemplated by this Agreement.

“Parent Termination Fee” means an amount equal to $9,000,000.

“Parent Unconsolidated Affiliates” means the entities listed on Section 1.1(b) of the Parent Disclosure Letter.

“Permitted Liens” means (a) Liens for Taxes or governmental assessments, charges or claims of payment (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith or for which adequate reserves have been established, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other similar liens arising in the ordinary course of business for amounts that are not delinquent and that will be paid in the ordinary course of business, (c) with respect to the Company Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Company Real Property that are not violated by the current use or occupancy of such Company Real Property or the activities currently conducted thereon, in any material respect, (d) with respect to the Parent Real Property, requirements of any Law, including zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity having jurisdiction over such Parent Real Property which are not violated by the current use or occupancy of such Parent Real Property or the activities currently conducted thereon, (e) Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries or Parent and its Subsidiaries, (f) Liens that are disclosed on the most recent consolidated balance sheet of the Company or the Parent or notes thereto (or securing liabilities reflected on such balance sheet), (g) with respect to Company Leased Real Property, Liens arising from the terms of the related Leases, (h) with respect to Parent Leased Real Property, Liens arising from the terms of the related Leases, (i) with respect to the Company Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (i), would not interfere with the present use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, and which do not, individually or in the aggregate, cause a Company Material Adverse Effect, (j) with respect to the Parent Real Property, easements, rights of way, restrictions, covenants, Liens and title imperfections which, in each case of this clause (j), would not materially impair the value or interfere with the present use of the properties or assets of the business of Parent and its Subsidiaries, taken as a whole, and which do not, individually or in the aggregate, cause a Parent Material Adverse Effect, (k) Liens to secure the performance of statutory obligations, surety or appeal bonds, bid or performance bonds, tenders, trade contracts, insurance obligations or other obligations of a like nature incurred in the ordinary course of business, and (l) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security obligations.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Requisite Company Stockholders” means the stockholders of the Company comprising at least (a) the holders of a majority of the outstanding shares of Company Common Stock (together with the outstanding Company Preferred Stock voting on an as converted basis) and (b) one (1) Major Holder (as defined in the Stockholders Agreement).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders Agreement” means that certain Stockholders Agreement, dated effective as of October 31, 2019, by and among the Company and the stockholders of the Company party thereto.

“Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (a) more than fifty percent (50%) of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (b) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). For purposes of Article IV, when used with respect to the Company, unless the context otherwise requires, the term “Subsidiary” shall include the Company Consolidated Entities. For purposes of Article V, when used with respect to Parent, unless the context otherwise requires, the term “Subsidiary” shall include the Parent Joint Ventures.

(b) Each of the following terms is defined in the section set forth opposite such term:

Term	Section
Action	Section 6.14(b)
Aggregate Merger Consideration	Section 3.1(a)
Agreement	Preamble
Aircraft	Section 4.19(a)
Book-Entry Shares	Section 3.1(a)
CERCLA	Section 4.8(c)
Certificate of Merger	Section 2.3
Certificates	Section 3.1(a)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Alternative Acquisition Agreement	Section 6.5(b)
Company Board	Recitals
Company Capitalization Date	Section 4.2(a)
Company Change of Recommendation	Section 6.5(e)
Company Common Stock	Section 3.1(a)
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.21
Company Intervening Event	Section 6.5(e)
Company Leased Real Property	Section 4.16
Company Meeting	Section 6.8(a)
Company Option	Section 3.3(a)
Company Owned Real Property	Section 4.16
Company Permits	Section 4.7(c)
Company Preferred RSUs	Section 4.2(a)
Company Preferred Stock	Section 4.2(a)
Company Preferred Stock Options	Section 4.2(a)
Company Qualifying Proposal	Section 6.5(d)
Company Real Property	Section 4.16
Company Recommendation	Section 4.3(a)
Company RSU	Section 3.3(b)
Company SEC Documents	Section 4.4(a)
Company Stockholder Approval	Section 4.23
Confidentiality Agreement	Section 6.4(b)
Contaminants	Section 4.15(b)
Continuing Employees	Section 6.10(a)
DGCL	Recitals
Dissenting Shares	Section 3.4
Dissenting Stockholders	Section 3.4
Effective Time	Section 2.3
End Date	Section 8.1(b)(i)

Environmental Law	Section 4.8(d)
Exchange Agent	Section 3.2(a)
Exchange Fund	Section 3.2(a)
Government Contracts	Section 4.20(a)
Governmental Entity	Section 4.3(b)
Hazardous Substance	Section 4.8(e)
HSR Act	Section 4.3(b)
Indemnified Party	Section 6.14(b)
Intellectual Property	Section 4.15(a)
IRS	Section 4.9(a)
IT Systems	Section 4.15(b)
Joint Proxy Statement/Prospectus	Section 4.12
Law	Section 4.7(a)
Laws	Section 4.7(a)
Merger	Recitals
Merger Sub	Preamble
New Plans	Section 6.10(b)
Old Plans	Section 6.10(b)
Parent	Preamble
Parent Alternative Acquisition Agreement	Section 6.6(b)
Parent Approvals	Section 5.3(b)
Parent Board	Recitals
Parent Capitalization Date	Section 5.2(a)
Parent Change of Recommendation	Section 6.6(e)
Parent Charter Amendment	Recitals
Parent Common Stock	Section 3.1(a)
Parent Disclosure Letter	Article V
Parent Financial Advisor	Section 5.21
Parent Intervening Event	Section 6.6(e)
Parent Leased Real Property	Section 5.18
Parent Meeting	Section 6.8(b)
Parent Owned Real Property	Section 5.18
Parent Permits	Section 5.8(c)
Parent Preferred Stock	Section 5.2(a)
Parent Qualifying Proposal	Section 6.6(d)
Parent Real Property	Section 5.18
Parent Recommendation	Section 5.3(a)
Parent SEC Documents	Section 5.4(a)
Parent Share	Section 3.1(a)
Parent Stock Authorization	Recitals
Parent Stock Issuance	Recitals
Parent Stockholder Approval	Section 5.25
Parts Manufacturer Approval	Section 4.19(d)
Per Share Merger Consideration	Section 3.1(a)
Policies	Section 4.18(a)
Preferred Stock Conversion	Section 6.20

Registration Statement	Section 4.12
Remedial Action	Section 6.11(b)
Replacement Option	Section 3.3(a)
Replacement Parent RSU	Section 3.3(b)
Representatives	Section 6.5(b)
SEACOR	Section 5.26(b)
Significant Stockholders	Recitals
Specified Approvals	Section 4.3(b)
Spin-Off	Section 5.26(b)
Spin-Off Opinion	Section 5.26(b)
Spin-Off Ruling	Section 5.26(b)
Supplemental Type Certificate	Section 4.19(d)
Surviving Corporation	Section 2.1
Takeover Law	Section 4.24
Tax Matters Agreement	Section 5.26(d)
Tax Return	Section 4.13(d)
Taxes	Section 4.13(d)
Termination Date	Section 6.1(a)
Voting Agreements	Recitals

Section 1.2 Headings. Headings of the articles and sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 1.3 Interpretation. When a reference is made in this Agreement to an article or section, such reference shall be to an article or section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All references to “dollars” or “$” in this Agreement are to United States dollars. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York at 8:00 a.m., local time, on the third (3rd) Business Day after the satisfaction or waiver in accordance with this Agreement by the party having the benefit of the applicable condition (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction (or waiver in accordance with this Agreement by the party having the benefit of the applicable condition) of all conditions at the Closing), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. On the Closing Date, the parties shall cause the Merger to be consummated by executing and delivering a certificate of merger (the “Certificate of Merger”) to the Secretary of State of the State of Delaware for filing with the Secretary of State of the State of Delaware and shall make all other filings, deliveries or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the acceptance of the Certificate of Merger by the Secretary of State of the State of Delaware, or such other time as the parties may agree and set forth in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the applicable laws of the State of Delaware.

Section 2.5 Charter and Bylaws.

(a) Prior to the Effective Time, Parent shall file the Parent Charter Amendment with the Secretary of State of the State of Delaware.

(b) Subject to Section 6.14, at the Effective Time, the charter and bylaws of the Company shall be amended and restated to read as the charter and bylaws of Merger Sub, in each case until thereafter amended.

Section 2.6 Directors. Subject to applicable law, Parent shall use its reasonable best efforts to cause those persons set forth on Schedule 2.6 to be appointed and elected to the Parent Board effective at, or promptly after, the Effective Time, who shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the charter and bylaws of Parent, and to the positions and committees set forth therein.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. The shares of common stock, par value $0.0001 per share, of the Company (such shares, collectively, the “Company Common Stock”) outstanding immediately prior to the Effective Time (including (x) any shares of Company Common Stock issued as a result of the Preferred Stock Conversion provided for in Section 6.20 and (y) the Company Reserved Shares), other than any Dissenting Shares or Company Shares to be cancelled or converted pursuant to Section 3.1(b), shall be converted automatically into and shall thereafter represent the right to receive a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01, of Parent (such shares, collectively, the “Parent Common Stock” and, each, a “Parent Share”) equal to the product of (i) 77% multiplied by (ii) the quotient of (x) the Parent Fully Diluted Shares divided by (y) 23% (the consideration payable in accordance with this Section 3.1, the “Aggregate Merger Consideration”). Each holder of Company Common Stock, other than Dissenting Shares, shall be entitled to receive, for each share of Company Common Stock held immediately prior to the Effective Time (including any shares of Company Common Stock issued as a result of the Preferred Stock Conversion provided for in Section 6.20), a number of shares of Parent Common Stock equal to the Aggregate Merger Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including (x) any shares of Company Common Stock issued as a result of the Preferred Stock Conversion provided for in Section 6.20, (y) the number of shares of Company Common Stock underlying all of the Company Options and Company RSUs (including any Company Preferred Stock Options and Company Preferred RSUs subject to the Preferred Stock Conversion) outstanding immediately prior to the Effective Time and (z) the Company Reserved Shares) (the portion of the Aggregate Merger Consideration payable per share of Company Common Stock, the “Per Share Merger Consideration”). All Company Shares that have been converted into the right to receive the Aggregate Merger Consideration as provided in this Section 3.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates that immediately prior to the Effective Time represented such Company Shares (“Certificates”) or of non-certificated Company Shares represented by book-entry (“Book-Entry Shares”) shall cease to have any rights with respect to such Company Shares other than the right to receive the Per Share Merger Consideration and the right to receive, pursuant to Section 3.2(d), cash, if any, in respect of fractional shares into which such Company Shares have been converted and any then-unpaid dividend or other distribution, which was previously approved by the Company, with respect to such Company Shares having a record date before the Effective Time (in each case, less any applicable withholding Taxes).

(b) Company-, Parent- and Merger Sub-Owned Company Shares. Each Company Share that is owned directly by the Company as treasury stock or by Parent or Merger Sub immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. Each Company Share that is owned by any wholly owned Subsidiary of the Company shall be converted into and become such number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares of common stock of Merger Sub so converted and, subject to Section 3.1(b), shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.2 Exchange of Certificates.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (subject to the Company’s reasonable prior approval) to act as an exchange agent hereunder and approved in advance by the Company (the “Exchange Agent”), in trust for the benefit of holders of the Company Shares, an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form comprising the amounts required to be delivered in respect of shares of Company Common Stock pursuant to the first sentence of Section 3.1(a). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable on such Parent Shares pursuant to Section 3.2(c) which had not theretofore been surrendered for exchange or been exchanged pursuant to Section 3.2(a) (such Parent Shares provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, are hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall deliver the Aggregate Merger Consideration to be issued pursuant to Section 3.1 out of the Exchange Fund.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second (2nd) Business Day following the Closing Date, the Exchange Agent shall mail to each holder of record of Company Shares whose Company Shares were converted into the Per Share Merger Consideration pursuant to Section 3.1 (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree prior to the Closing), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Per Share Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange therefor (A) the number of Parent Shares (which shall be in book-entry form) representing, in the aggregate, the whole number of shares that such holder has the right to receive in respect of such Certificates or Book-Entry Shares pursuant to Section 3.1(a), (B) any dividends or other distributions payable pursuant to Section 3.2(c) and (C) cash in respect of fractional Parent Shares payable pursuant to Section 3.2(d), and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of Parent Shares pursuant to Section 3.1, any dividends or other distributions which the holder has the right to receive pursuant to Section 3.2(c) and cash in respect of fractional shares which the holder has the right to receive pursuant to Section 3.2(d) may be issued to a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(iii) The Exchange Agent, the Company, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement (including under Section 3.3) such amounts as are required to be withheld or deducted under the Code, or any provision of state, local or foreign Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the applicable taxing authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Distribution with Respect to Unexchanged Company Shares. No dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any Certificate or Book-Entry Share formerly representing Company Shares, and no cash payment in respect of fractional shares shall be paid to any such holder pursuant to Section 3.2(d), until the surrender of such Certificate or Book-Entry Share in accordance with this Article III. Subject to applicable Law, following surrender of any such Certificate or Book-Entry Share, there shall be paid to the holder of the Parent Shares issued in exchange therefor, without interest, (A) at the time of delivery of such Parent Shares by the Exchange Agent pursuant to Section 3.2(a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Shares and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such delivery of such Parent Shares by the Exchange Agent pursuant to Section 3.2(a), and a payment date subsequent to such delivery of such Parent Shares by the Exchange Agent pursuant to Section 3.2(a), payable with respect to such Parent Shares.

(d) Fractional Shares. No certificates or scrip or book-entry notations representing fractional Parent Shares shall be issued upon the conversion of Company Shares pursuant to Section 3.1. In respect of any such fractional shares, each holder of record of Company Shares who would otherwise be entitled to such fractional shares shall be entitled to receive, from the Exchange Agent in accordance with the provision of this Section 3.2(d), a cash payment representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), as agent for former holders of Company Shares, in one or more transactions of Parent Shares (which Parent shall issue to the Exchange Agent on behalf of such former holders of Company Shares) equal to the excess of (i) the aggregate number of shares to be delivered to the Exchange Agent by Parent pursuant to Section 3.2(a) over (ii) the aggregate number of whole Parent Shares to be issued to the holders of Company Shares pursuant to Section 3.1. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Shares in respect of any fractional share interests in Parent Shares, the Exchange Agent shall make available such amounts, without interest, to the holders of Company Shares entitled to receive such cash.

(e) Closing of Transfer Books. The Parent Shares issued and cash paid pursuant to this Article III upon conversion of any Company Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for transfer or any other reason, they shall be cancelled and exchanged pursuant to this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Shares for one (1) year after the Effective Time shall be delivered by the Exchange Agent to the Surviving Corporation upon demand, and any former holders of Company Shares who have not surrendered their Company Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation or Parent for payment and delivery of their claim for the Per Share Merger Consideration, any cash in respect of fractional shares and any dividends or distributions upon due surrender of their Company Shares. Any portion of the Exchange Fund remaining unclaimed by stockholders of the Company as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of Parent (or at Parent’s election, the Surviving Corporation) free and clear of any claims or interest of any Person previously entitled thereto.

(g) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay and deliver, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration, any cash in respect of fractional shares and any dividends or distributions on the Certificate had such lost, stolen or destroyed Certificate been surrendered as provided in this Article III.

Section 3.3 Treatment of Company Equity Awards.

(a) Each option to purchase Company Shares that is outstanding immediately prior to the Effective Time that was granted pursuant to the Company Incentive Plan, whether vested or unvested (including any Company Preferred Stock Options subject to the Preferred Stock Conversion provided for in Section 6.20) (each, a “Company Option”), shall, as of the Effective Time and without any further action on the part of any holder thereof, be assumed and converted into an option to purchase shares of Parent Common Stock (a “Replacement Option”), with the number of shares of Parent Common Stock subject to each such Replacement Option being equal to the product of (A) the number of shares of Company Common Stock subject to the applicable Company Option immediately prior to the Effective Time, multiplied by (B) the Per Share Merger Consideration (with the aggregate number of shares of Parent Common Stock subject to the Replacement Option rounded down to the nearest whole number of shares), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the exercise price per Company Share of the applicable Company Option by (ii) the Per Share Merger Consideration. Notwithstanding the foregoing, the exercise price and the number of shares of Parent Common Stock subject to the Replacement Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of any Replacement Options that, when the underlying Company Option was granted, was intended to qualify as an incentive stock option within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Except as otherwise provided in this Section 3.3(a), each Replacement Option shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Option immediately prior to the Effective Time.

(b) Each right to receive a Company Share (or other property based on the value thereof) granted pursuant the Company Incentive Plan in the form of “stock units” that is outstanding immediately prior to the Effective Time, whether vested or unvested (including any Company Preferred RSUs subject to the Preferred Stock Conversion provided for in Section 6.20) (each, a “Company RSU”), shall, as of the Effective Time and without any further action on the part of any holder thereof, be assumed and converted into the right to receive a number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time by (y) the Per Share Merger Consideration (each, as so adjusted, a “Replacement Parent RSU”). Notwithstanding the foregoing, the adjustments described in the immediately preceding sentence shall be determined in a manner consistent with Section 409A of the Code, if applicable. Except as otherwise provided in this Section 3.3(b), each Replacement Parent RSU shall continue to have, and shall be subject to, the same terms and conditions (including settlement conditions) as applied to the corresponding Company RSU immediately prior to the Effective Time.

(c) Prior to the Effective Time, Parent and the Company, as applicable, will adopt such resolutions of the Parent Board or the Company Board (or any appropriate committee thereof) as are required to effectuate the actions contemplated by this Section 3.3.

Section 3.4 Dissenters’ Rights. Except as otherwise waived pursuant to the Stockholders Agreement, shares of Company Common Stock (including any shares issued as a result of the Preferred Stock Conversion provided for in Section 6.20) that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive such stockholder’s portion of the Aggregate Merger Consideration, but instead such holder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost its right to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such holder’s shares of Company Common Stock (including any shares issued as a result of the Preferred Stock Conversion provided for in Section 6.20) shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Per Share Merger Consideration, in accordance with Section 3.1, without interest. The Company shall give Parent prompt notice and a copy of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company stockholders’ rights of appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed (a) in the Company SEC Documents filed prior to the date of this Agreement, to the extent the relevance of such disclosure to the relevant section or subsection of this Agreement is reasonably apparent from the face of such disclosure, other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or (b) in the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Company Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows (provided, that with respect to Company Consolidated Entities or Company Major Unconsolidated Affiliates, unless otherwise specified, the representations and warranties in this Article IV are only given to the Knowledge of the Company):

Section 4.1 Qualification, Organization, Subsidiaries, etc.

(a) The Company is (i) a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws of the Company.

(b) Each of the Company’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the charter and bylaws (or similar organizational documents) of each of the Company’s Subsidiaries. Section 4.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and Company Unconsolidated Affiliate and each Subsidiary’s and Company Unconsolidated Affiliate’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the wholly owned Subsidiaries (except for the Company Consolidated Entities) is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the non-wholly owned Subsidiaries and Company Joint Ventures owned by the Company or any Subsidiary is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Liens. No direct or indirect Subsidiary of the Company owns any Company Shares, Company Options or Company RSUs.

Section 4.2 Capital Stock.

(a) The authorized share capital of the Company consists of 90,000,000 shares of Company Common Stock and 13,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on January 21, 2020 (the “Company Capitalization Date”), there were (i) 11,235,535 shares of Company Common Stock issued and outstanding, (ii) 6,824,582 shares of Company Preferred Stock issued and outstanding, (iii) no shares of Company Common Stock held by the Company in its treasury, (iv) 121,697 shares of Company Common Stock reserved for issuance upon settlement of claims pursuant to the Company Plan of Reorganization, (v) (1) stock options to purchase an aggregate of 267,771 shares of Company Common Stock outstanding and (2) stock options to purchase an aggregate of 113,081 shares of Company Preferred Stock outstanding (the “Company Preferred Stock Options”), (vi) (1) restricted stock units in respect of an aggregate of 189,264 shares of Company Preferred Stock outstanding (the “Company Preferred RSUs”) and (2) restricted stock units in respect of an aggregate of 313,284 shares of Company Common Stock outstanding and (vii) no warrants to purchase Company Common Stock or Company Preferred Stock issued and outstanding. As of the Company Capitalization Date, there were 118,834 shares of Company Common Stock and 21,318 shares of Company Preferred Stock available for issuance under the Company Incentive Plan. All outstanding Company Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Since the Company Capitalization Date, the Company has not issued any shares of its capital stock other than upon settlement of claims pursuant to the Company Plan of Reorganization referenced in clause (iv) above or pursuant to the Company Options referenced in clause (v) above.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after the Company Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of the Company or any Subsidiary of the Company to make any payment based on the price or value of any capital stock or other equity securities of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) Other than the Stockholders Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its wholly owned Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its wholly owned Subsidiaries.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company Board at a duly held meeting has (i) determined that the terms of the Merger and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable this Agreement and the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement (the “Company Recommendation”) and directed that such matter be submitted for consideration by the stockholders of the Company. Except for the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any federal, state, local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”), other than (i) the filing of the Certificate of Merger, (ii) (A) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (B) any filings under any other Antitrust Laws, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws, (v) notification and approvals as required by applicable aviation Laws, including notification to the FAA and Department of Transportation, as required, and (vi) the other consents and/or notices set forth on Section 4.3(b) of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Specified Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(b) only, subclause (iv)(A) of the first proviso to the definition of “Company Material Adverse Effect”).

(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Company Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of the Company, any of its Subsidiaries or any Company Major Unconsolidated Affiliate, (ii) assuming compliance with the matters referenced in Section 4.3(b), receipt of the Specified Approvals and the receipt of the Company Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to the Company, any of its Subsidiaries or any Company Major Unconsolidated Affiliate or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a benefit under any Contract to which the Company, any of its Subsidiaries or any Company Major Unconsolidated Affiliate or by which they or any of their respective properties or assets may be bound or affected, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company, any of its Subsidiaries or any Company Major Unconsolidated Affiliate, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (disregarding, for purposes of this Section 4.3(c) only, subclause (iv)(A) of the first proviso to the definition of “Company Material Adverse Effect”).

Section 4.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC since January 1, 2017 and prior to the suspension of its duty to file reports under Section 13 and 15(d) of the Exchange Act (as amended and supplemented from time to time, the “Company SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents, and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of the Company and its Subsidiaries included in the Company SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of the Company is required to file periodic reports with the SEC.

Section 4.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended March 31, 2019, and (i) except as previously provided to Parent, there are no “significant deficiencies” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) and (ii) the Company has disclosed, based on such assessment, in the Company SEC Documents any and all (A) “material weaknesses” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegations of fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, from January 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

Section 4.6 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2019 or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since March 31, 2019 and (d) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as does not constitute and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Law; Permits.

(a) Each of the Company and its Subsidiaries is, and since January 1, 2017 (in the case of the Company) and the later of January 1, 2017 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, settlement, Order, arbitration award or agency requirement of any Governmental Entity, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no material defaults or events which, with the passage of time or the giving of notice, would constitute a default under or non-compliance with any provision of the Company Plan of Reorganization by the Company or any of its Subsidiaries that would be grounds to seek revocation of confirmation of the Company Plan of Reorganization or other judicial relief that, if granted, would result in or reasonably be expected to result in a Company Material Adverse Effect. Anything contained in this Section 4.7(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 4.7(a) in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article IV.

(b) Without limiting the generality of Section 4.7(a), none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective joint venture partners, joint interest owners, variable interest entity owners, consultants, agents or representatives of any of the foregoing (in their respective capacities as such), has (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or Brazilian Federal Law No. 12,683/2012, as applicable, or any similar Law of any other applicable jurisdiction or (ii) except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including operating licenses and aerodrome licenses), permits, easements, variances, exceptions, consents, certificates, approvals, permissions, registrations, air operators certificates and Orders of any Governmental Entity required by Law for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not, and since January 1, 2017 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no default in the observance or performance of any of any undertakings, restrictions, limitations and arrangements (if any) between the Company or any of its Subsidiaries and any Governmental Entity or otherwise imposed on, or in connection with, any Company Permits except where default would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Environmental Laws.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) since January 1, 2017, neither the Company nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, (iii) there has been no treatment, storage, release of, or exposure of any Person to, any Hazardous Substance at or from any properties, including any properties currently or, to the Knowledge of the Company, formerly owned or leased by the Company or any of its Subsidiaries during the time such properties were owned or leased by the Company or any of its Subsidiaries, in each case, for which Environmental Law requires further investigation or remediation by the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries is subject to any Order or Action or, to the Knowledge of the Company, threatened Action pursuant to any Environmental Law, (v) neither the Company nor any of its Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, pursuant to CERCLA or any similar state law, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, and (vi) each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Environmental Law for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

(b) To the Knowledge of the Company, there are no material environmental audits (i.e., Phase I Environmental Site Assessments) relating to the Company’s facilities or operations, including the Company Real Property and any other real property previously owned or operated by the Company, that are in its possession or under its reasonable control.

(c) As used in this Agreement, “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. § 9601 et seq.

(d) As used in this Agreement, “Environmental Law” means any Law relating to (i) pollution, (ii) the preservation, remediation, restoration or protection of the environment, natural resources or, to the extent related to exposure to Hazardous Substances, human health and safety or (iii) the storage, recycling, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(e) As used in this Agreement, “Hazardous Substance” means any substance, material or waste listed, defined, designated or classified as a pollutant or contaminant or as hazardous or toxic, or for which liability or standards of conduct may be imposed, under any Environmental Law. Hazardous Substance includes asbestos, or asbestos-containing material, petroleum and polychlorinated biphenyls.

(f) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 4.8 shall be deemed to contain the only representations and warranties of the Company in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 4.9 Employee Benefit Plans.

(a) The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of each material Company Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current and former employees who perform or performed duties in the United States, and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the Internal Revenue Service (“IRS”) (if applicable) for such Company Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Company Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Company Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Company Benefit Plan.

(b) Except as would not have or reasonably be expected to result in a material liability to the Company: (i) each Company Benefit Plan has been maintained, funded and administered (including with respect to the payment of premiums and contributions) in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no liability under Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or under any Multiemployer Plan has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full; (v) no excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code have been assessed against the Company or any of its Subsidiaries; (vi) none of the Company, its Subsidiaries or their respective ERISA Affiliates contributes or is obligated to contribute to a Multiemployer Plan; and (vii) there are no pending, or, to the Knowledge of the Company, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Company Benefit Plans.

(c) No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates has within the past six (6) years sponsored, maintained, contributed to or been required to contribute to any such plan.

(d) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of the Company or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer or (iii) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 4.10 Absence of Certain Changes or Events.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, from April 1, 2019 through the date of this Agreement, (i) other than the transactions contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would require Parent’s consent under Section 6.1(b).

(b) Except as set forth on Section 4.10(b) of the Company Disclosure Schedule, since April 1, 2019, there has not been any event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company, any of the Company’s Subsidiaries or any Company Major Unconsolidated Affiliate that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending (or, to the Knowledge of the Company, threatened) against or affecting the Company, any of the Company’s Subsidiaries or any Company Major Unconsolidated Affiliate, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Charter Amendment, the Parent Stock Authorization and the Parent Stock Issuance (including any amendments or supplements thereto, the “Registration Statement”) or the joint proxy statement to be sent to the Company’s stockholders in connection with the Merger and to Parent’s stockholders in connection with the Parent Charter Amendment, the Parent Stock Authorization and the Parent Stock Issuance (including any amendments or supplements thereto, and which will be included in the Registration Statement, the “Joint Proxy Statement/Prospectus”) will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is first mailed to the Company’s stockholders or Parent’s stockholders, at any time of amendment or supplement thereof, or at the time of the Company Meeting (if applicable) or the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus (other than the portions related to the Parent Meeting or the registration of the shares of Parent Common Stock to be issued in the Merger) will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of the Company.

Section 4.13 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate; (ii) the Company and each of its Subsidiaries have timely paid in full all Taxes required to be paid (whether or not shown to be due on such Tax Returns), including any Taxes required to be withheld, collected or deposited by or with respect to the Company or any of its Subsidiaries; (iii) the Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) no deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due or Tax Returns of the Company or any of its Subsidiaries (which deficiencies have not since been fully resolved), and there are no outstanding, pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries; (v) neither the Company nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency (in each case, other than any waiver or extension that is no longer in effect or pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (vii) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Code §6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2); (ix) during the past three (3) years, no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is or may be subject to Taxes in that jurisdiction; (x) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (xi) neither the Company nor any of its Subsidiaries is subject to (or has applied for) any private letter ruling or technical advice memorandum with respect to Tax (or any similar ruling or memorandum with respect to Tax); and (xii) neither the Company nor any of its Subsidiaries (I) has been, at any time after April 1, 2013, a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was the Company, (II) has any liability for the Taxes of any Person as a transferee or successor, or (III) is a party to or bound by any Tax allocation, sharing, or indemnity agreement or other similar arrangement relating to Tax other than any agreement the primary purpose of which does not relate to Taxes.

(b) The Company has made available to Parent (i) complete and accurate copies of all income and franchise Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after December 31, 2016 and (ii) any audit report issued by a Governmental Entity relating to any Taxes due from or with respect to the Company or its Subsidiaries for any Tax period ending after December 31, 2016.

(c) To the Knowledge of the Company, there is no fact in existence or action taken or planned to be taken by the Company or any of its Subsidiaries that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(d) As used in this Agreement, (i) “Taxes” means any and all U.S. federal, state, local or foreign taxes, social security contributions, customs, duties or other governmental assessments of any kind whatsoever (whether payable directly or by withholding) (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, income, franchise, windfall or other profits, gross receipts, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, disability, net worth, excise, withholding, ad valorem, value added, gains, transfer, environmental (including taxes under prior Section 59A of the Code), license, stamp, occupation, severance, premium, registration, estimated, alternative or add-on minimum tax and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any election, disclosure, information return, claim for refund, amended return, statement related to Taxes or declaration of estimated Taxes.

Section 4.14 Labor Matters.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter, none of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of the Company or any Subsidiary by any union or other labor organization, and neither the Company nor any Subsidiary is, or has been during the two (2)-year period preceding the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any, strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against the Company or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has a duty to bargain with any union or other labor organization, except for those union or other labor organizations referenced on Section 4.14(a) of the Company Disclosure Letter.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries with respect to such matters and, to the Knowledge of the Company, no such investigation is in progress or threatened. Except for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and during the three (3)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act of 1988 or any similar state, local or other applicable laws related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by the Company or any of its Subsidiaries that would have, individually or in the aggregate, a Company Material Adverse Effect. The Company has previously provided or made available to Parent a true and complete list of all individuals whose employment with the Company or any of its Subsidiaries (other than the Company Consolidated Entities) was involuntarily terminated for reasons other than misconduct in the three (3)-month period preceding the date of this Agreement.

Section 4.15 Intellectual Property.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are necessary to conduct the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries. To the Knowledge of the Company, and except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is currently infringing, misappropriating or violating, or in the past two (2) years has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of the Company, threatened that (A) challenge or question the Company’s ownership or right to use Intellectual Property of the Company or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property of a third party. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 4.15(a).

(b) The Company and its Subsidiaries have taken commercially reasonable steps to protect the information technology systems used in connection with the conduct of the business of the Company and its Subsidiaries (“IT Systems”) from Contaminants. As used herein, “Contaminants”

means any material “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such software or data or other software of users. To the Company’s Knowledge, (i) there have been no material unauthorized intrusions or breaches of the security of the Company’s or any of its Subsidiaries’ IT Systems, and (ii) the data and information which they store or process has not been corrupted in any material discernible manner or accessed without the Company’s or any of its Subsidiaries’ authorization, in the case of each of clauses (i) and (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with (i) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Subsidiaries and (ii) all Contracts under which the Company or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by the Company or any of its Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims have been asserted or threatened against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, there have been no security breaches in the information technology systems of the Company or any of its Subsidiaries or the information technology systems of any third person to the extent used by or on behalf of the Company or any of its Subsidiaries.

Section 4.16 Real Property; Personal Property. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title to all real property owned by the Company or its Subsidiaries (the “Company Owned Real Property”) and good title to all its owned personal property and has valid leasehold or sublease hold interests in all real property leased by the Company or its Subsidiaries (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”) and leased personal property, free and clear of all Liens (except for Permitted Liens). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any of the Company Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any portion thereof or interest therein. Neither the Company nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Lease is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 4.17 Material Contracts. A true and complete copy of each Company Material Contract (including any amendments thereto) has been made available to Parent prior to the date of this Agreement. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the Knowledge of the Company, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of the Company, a breach or default on the part of the Company or any of its Subsidiaries under a Company Material Contract, and (ii) no party to any Company Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 4.18 Insurance Policies. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material insurance policies covering the Company and its Subsidiaries and their respective assets, properties and operations (the “Policies”) provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Policies are in full force and effect. Since January 1, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of the Company or any of its Subsidiaries.

Section 4.19 Aircraft Operations.

(a) The Company has previously made available to Parent a list of each aircraft owned or leased by the Company or any of its Subsidiaries as of December 31, 2019 (each, an “Aircraft”), including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

(b) Except as set forth on Section 4.19(b) of the Company Disclosure Letter:

(i) To the Knowledge of the Company, each current employee of the Company or any of its Subsidiaries currently providing any flight, maintenance, operation or handling of Aircraft has all material required permits, certifications, training or competencies to provide such flight, maintenance, operation or handling;

(ii) All Aircraft are properly registered on the FAA aircraft registry (or other applicable Governmental Entity registry) and have a validly issued FAA standard certificate of airworthiness (or equivalent certificate from the applicable Governmental Entity) without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) Upon acquisition or lease by the Company or any of its Subsidiaries, all Aircraft have been, are being or, with respect to Aircraft leased or subleased to another Person, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Entity;

(iv) All records required to be maintained for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of the Company or a Subsidiary of the Company (or, in the case of Aircraft leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease);

(v) Neither the Company nor any of its Subsidiaries is a party to any interchange or pooling agreements with respect to any Aircraft; and

(vi) No Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than the Company, a Subsidiary of the Company or a Company Joint Venture, to operate such Aircraft in air transportation or otherwise.

(c) Section 4.19(c) of the Company Disclosure Letter sets forth a true and complete list of each certificate issued to the Company or any of its Subsidiaries pursuant to any FAR section and the associated operations specifications thereunder. The Company is, and at Closing shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C). The Company or a Subsidiary of the Company holds (A) a valid and current Air Carrier Certificate pursuant to FAR Part 135 and Air Taxi Operator exemption authority under FAR Part 298, (B) a valid and current Operating Certificate pursuant to FAR Part 133 and (C) a valid and current Air Agency Certificate pursuant to FAR Part 145.

(d) Section 4.19(d) of the Company Disclosure Letter sets forth a true and complete list of each Supplemental Type Certificate or Parts Manufacturer Approval issued to the Company or any Subsidiary by the FAA, pursuant to Part 21 of the FAR.

Section 4.20 Government Contracts.

(a) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, their respective managers, directors or officers, employees, consultants or agents, is or has been debarred, suspended or excluded from participation in or the award of any Contract with or for the benefit of a Governmental Entity to which the Company or any of its Subsidiaries is a party (collectively, “Government Contracts”), or doing business with any Governmental Entity and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to warrant the institution of debarment or suspension or ineligibility in connection with any current or proposed Government Contract.

(b) Neither the Company nor any of its Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure or the Federal Acquisition Regulation mandatory disclosure provisions (48 C.F.R. §§ 3.1003 & 52.203-13) in connection with the award, performance, or closeout of any Government Contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries have credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or a significant overpayment (other than overpayments resulting from contract financing payments as defined in 48 C.F.R § 32.001) in connection with the award, performance, or closeout of any Government Contract.

(c) Except as set forth on Section 4.19(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries currently holds a classified Government Contract or performs under a Government Contract requiring access to classified information.

Section 4.21 Finders or Brokers. Except for Ducera Securities LLC and Houlihan Lokey Capital, Inc. (the “Company Financial Advisors”), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has made available to Parent prior to the date of this Agreement a correct and complete copy of the Company’s engagement letters with each Company Financial Advisor, which letters describe all fees payable to the Company Financial Advisors in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Company Financial Advisors entered into in connection with the transactions contemplated by this Agreement.

Section 4.22 Opinion of Financial Advisor. The Company Board has received the opinion of Ducera Securities LLC, dated as of the date of this Agreement, substantially to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Aggregate Merger Consideration to be received by the holders of shares of Company Common Stock (including (x) any shares issued as a result of the Preferred Stock Conversion, (y) the number of shares of Company Common Stock underlying all of the Company Options and Company RSUs (including any Company Preferred Stock Options and Company Preferred RSUs subject to the Preferred Stock Conversion) and (z) the Company Reserved Shares) (other than the Company, the Company’s Subsidiaries, Parent or Merger Sub) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A correct and complete copy of the form of Ducera Securities LLC’s written opinion will be made available to Parent for informational purposes only, promptly following receipt of such written opinion by the Company Board. Subject to Ducera Securities LLC’s prior written approval, the Company will be permitted to include Ducera Securities LLC’s opinion and/or references thereto in the Joint Proxy Statement/Prospectus.

Section 4.23 Required Vote of the Company Stockholders. The affirmative vote of the Requisite Company Stockholders is the only vote or action of holders of securities of the Company which is required to approve this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement under applicable Law, the Stockholders’ Agreement and the certificate of incorporation and bylaws of the Company (collectively, the “Company Stockholder Approval”).

Section 4.24 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 5.23 are true and correct, no “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover Law (each, a “Takeover Law”) is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.25 No Additional Representations. Except for the representations and warranties contained in this Article IV, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates. The Company acknowledges that none of Parent, Merger Sub or any other Person has made any representation or warranty, express or implied except as expressly set forth in Article V. Without limiting the foregoing, the Company makes no representation or warranty to Parent or Merger Sub with respect to any business or financial projection or forecast relating to the Company or any of its Subsidiaries, whether or not included in the data room or any management presentation. Parent, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed (a) in the Parent SEC Documents filed prior to the date of this Agreement, to the extent the relevance of such disclosure to the relevant section or subsection of this Agreement is reasonably apparent from the face of such disclosure, other than any disclosures contained under the captions “Risk Factors” or “Forward-Looking Statements” or (b) in the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Letter”) (it being acknowledged and agreed that disclosure in any section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to all sections of this Agreement and all other sections or subsections of the Parent Disclosure Letter to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent from the face of such disclosure), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows (provided, that with respect to Parent Joint Ventures, unless otherwise specified, the representations and warranties in this Article V are only given to the Knowledge of Parent):

Section 5.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and Merger Sub is (i) a legal entity duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (ii) qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or the conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the charter and bylaws of Parent and Merger Sub.

(b) Each of Parent’s Subsidiaries (i) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the charter and bylaws (or similar organizational documents) of each of Parent’s Subsidiaries. Section 5.1(b) of the Parent Disclosure Letter sets forth a true and complete list of each Subsidiary of Parent and each Subsidiary’s jurisdiction of organization. Each of the outstanding shares of capital stock or other equity securities (including partnership interests, limited liability company interests or other equity interests) of each of the Subsidiaries (except for the Parent Joint Ventures) is duly authorized, validly issued, fully paid and nonassessable and owned, directly or indirectly, by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of any Liens. No direct or indirect Subsidiary of Parent owns any Parent Shares, Parent Options or Parent Restricted Shares.

Section 5.2 Capital Stock.

(a) The authorized share capital of Parent consists of 60,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Parent Preferred Stock”). As of the close of business on January 21, 2020 (the “Parent Capitalization Date”), there were (i) 22,463,439 shares of Parent Common Stock issued and outstanding (including 651,399 Parent Restricted Shares), (ii) no shares of Parent Preferred Stock issued and outstanding, (iii) 1,152,826 shares of Parent Common Stock held by Parent in its treasury and (iv) Parent Options to purchase an aggregate of 203,612 shares of Parent Common Stock issued and outstanding. As of the Parent Capitalization Date, there were (1) 1,814,835 shares of Parent Common Stock available for issuance under the Parent’s 2012 Share Incentive Plan and (2) rights to purchase an aggregate of 101,624 shares of Parent Common Stock reserved under, and pursuant to the terms of, the Parent ESPP. All outstanding Parent Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Since the Parent Capitalization Date, Parent has not issued any shares of its capital stock other than pursuant to the Parent Options referenced in clause (iv) above.

(b) Except as set forth in subsection (a) above, as of the date of this Agreement, (i) Parent does not have any shares of its capital stock issued or outstanding other than shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date which were reserved for issuance as of such date, as set forth in subsection (a) above, (ii) there are no outstanding subscriptions, options, warrants, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar rights, agreements or commitments relating to the issuance of capital stock (or other property in respect of the value thereof) to which Parent or any of Parent’s Subsidiaries is a party obligating Parent or any of Parent’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, stock appreciation rights, preemptive rights, phantom stock, convertible or exchangeable securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, and (iii) there are no outstanding obligations of Parent or any Subsidiary of Parent to make any payment based on the price or value of any capital stock or other equity securities of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) Subject to the Parent Charter Amendment, the Parent Shares to be issued as part of the Aggregate Merger Consideration, when issued and delivered in accordance with the terms of this Agreement, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(e) There are no voting trusts or other agreements or understandings to which Parent or any of its wholly owned Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its wholly owned Subsidiaries.

Section 5.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Stockholder Approval, the Parent Stock Authorization and the Parent Charter Amendment, to consummate the transactions contemplated by this Agreement. The Parent Board at a duly held meeting has (i) determined that the terms of the Merger and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the execution, delivery and performance of, and adopted and declared advisable this Agreement, the Merger, the Parent Stock Authorization and the Parent Charter Amendment, and (iii) resolved to recommend that the stockholders of Parent approve the Parent Charter Amendment, the Parent Stock Authorization and the Parent Stock Issuance (the “Parent Recommendation”) and directed that such matter be submitted for consideration by the stockholders of Parent at the Parent Meeting. Except for the Parent Charter Amendment, the Parent Stock Authorization, the Parent Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) (A) the filing of a pre-merger notification and report form under the HSR Act and (B) any filings under any other Antitrust Laws, (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Joint Proxy Statement/Prospectus with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws, (vi) notification and approvals as required by applicable aviation Laws, including notification to the FAA and Department of Transportation, as required, and (vii) the other consents and/or notices set forth on Section 5.3(b) of the Parent Disclosure Letter (collectively, clauses (i) through (vii), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (disregarding, for purposes of this Section 5.3(b) only, subclause (iv)(A) of the first proviso to the definition of “Parent Material Adverse Effect”).

(c) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not (i) assuming receipt of the Parent Stockholder Approval, contravene or conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) assuming compliance with the matters referenced in Section 5.3(b), receipt of the Parent Approvals and the receipt of the Parent Stockholder Approval, (A) contravene or conflict with or constitute a violation of any provision of any Law, judgment, writ or injunction of any Governmental Entity binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (B) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract to which Parent or any of its Subsidiaries or by which they or any of their respective properties or assets may be bound or affected or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii)(A) and (B), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (disregarding, for purposes of this Section 5.3(c) only, subclause (iv)(A) of the first proviso to the definition of “Parent Material Adverse Effect”).

Section 5.4 SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed or furnished all forms, statements, certifications, documents and reports required to be filed or furnished by it with the SEC since January 1, 2017 (as amended and supplemented from time to time, the “Parent SEC Documents”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, as of the date filed with the SEC, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents, and, to the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b) The consolidated financial statements (including all related notes and schedules) of Parent and its Subsidiaries included in the Parent SEC Documents (if amended, as of the date of the last such amendment) fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto), and were prepared in all material respects in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). None of the Subsidiaries of Parent is required to file periodic reports with the SEC.

Section 5.5 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the December 31, 2018 audited consolidated balance sheet of Parent and its Subsidiaries or the notes thereto, (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred in the ordinary course of business since December 31, 2018 and (d) for liabilities or obligations that have been discharged or paid in full, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of Parent and its Subsidiaries, other than as does not constitute and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.6 Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information that would be required to be disclosed by Parent in reports that a registrant files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2018, and such assessment concluded that such controls were effective and did not identify any (A) “significant deficiency” or “material weakness” in the design or operation of internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, of the Exchange Act) or (B) fraud or allegation of fraud that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of Parent, from January 1, 2017 through the date of this Agreement, neither Parent nor any of its Subsidiaries or any of their respective directors or officers has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of Parent or any of its Subsidiaries, or any of their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in unlawful accounting or auditing practices.

Section 5.7 Absence of Certain Changes or Events.

(a) From December 31, 2018 through the date of this Agreement, (i) other than the transactions contemplated by this Agreement, Parent and its Subsidiaries have conducted their respective businesses, in all material respects, in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action that if taken after the date of this Agreement would require the Company’s consent under Section 6.2(b).

(b) Since December 31, 2018, there has not been any event or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.8 Compliance with Law; Permits.

(a) Each of Parent and its Subsidiaries is, and since January 1, 2017 (in the case of Parent) and the later of January 1, 2017 and such Subsidiary’s respective date of incorporation, formation or organization (in the case of a Subsidiary) has been, in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Anything contained in this Section 5.8(a) to the contrary notwithstanding, no representation or warranty shall be deemed to be made in this Section 5.8(a) in respect of environmental, tax, intellectual property, employee benefits or labor Law matters, each of which is addressed by other sections of this Article V.

(b) Without limiting the generality of Section 5.8(a), none of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any of their respective joint venture partners, joint interest owners, variable interest entity owners, consultants, agents or representatives of any of the foregoing (in their respective capacities as such) has (i) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 or Brazilian Federal Law No. 12,683/2012, as applicable, or any similar Law of any other applicable jurisdiction or (ii) except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official.

(c) Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses (including operating licenses and aerodrome licenses), permits, easements, variances, exceptions, consents, certificates, approvals, permissions, registrations, air operators certificates and Orders of any Governmental Entity required by Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of Parent Permits would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension or cancellation of any of Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and its Subsidiaries are not, and since January 1, 2017 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Entity to fail or refuse to issue, renew, extend, any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There has been no default in the observance or performance of any of any undertakings, restrictions, limitations and arrangements (if any) between Parent or any of its Subsidiaries and any Governmental Entity or otherwise imposed on, or in connection with, any Parent Permits except where default would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.9 Environmental Laws.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with and not in default under or in violation of any applicable Environmental Laws, (ii) since January 1, 2017, neither Parent nor any of its Subsidiaries has received (A) any written notices, demand letters or written claims from any third party or Governmental Entity alleging that Parent or any of its Subsidiaries is in violation of or is liable under any Environmental Law or (B) any written requests for information from any Governmental Entity pursuant to Environmental Law, (iii) there has been no treatment, storage, release of, or exposure of any Person to, any Hazardous Substance at or from any properties, including any properties currently or, to the Knowledge of Parent, formerly owned or leased by Parent or any of its Subsidiaries during the time such properties were owned or leased by Parent or any of its Subsidiaries, in each case, for which Environmental Law requires further investigation or remediation by Parent or any of its Subsidiaries, (iv) neither Parent nor any of its Subsidiaries is subject to any Order or Action or, to the Knowledge of Parent, threatened Action pursuant to any Environmental Law, (v) neither Parent nor any of its Subsidiaries has disposed of, sent or arranged for the transportation of Hazardous Substances at or to a site, or owned, leased or operated a site, pursuant to CERCLA or any similar state law, that has been placed or is proposed to be placed by the United States Environmental Protection Agency or similar state authority on the National Priorities List or similar state list, as in effect as of the Closing Date, and (vi) each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Entity required by Environmental Law for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted.

(b) To the Knowledge of Parent, there are no material environmental audits (i.e., Phase I Environmental Site Assessments) relating to Parent’s facilities or operations, including the Parent Real Property and any other real property previously owned or operated by Parent, that are in its possession or under its reasonable control.

(c) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 5.9 shall be deemed to contain the only representations and warranties of Parent in this Agreement with respect to Environmental Law, Hazardous Substances and any other environmental matter.

Section 5.10 Investigations; Litigation. There is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Actions pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no Orders of, or before, any Governmental Entity, in each case that would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Intellectual Property.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries either own or have a right to use such Intellectual Property as are necessary to conduct the business of Parent and its Subsidiaries as currently conducted by Parent and its Subsidiaries. To the Knowledge of Parent, and except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries is currently infringing, misappropriating or violating, or in the past two (2) years has infringed, misappropriated or violated any Intellectual Property of any third party and (ii) no third party is currently infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to Parent or any of its Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement there are no actions, suits, claims or proceedings pending or, to the Knowledge of Parent, threatened that (A) challenge or question Parent’s ownership or right to use Intellectual Property of Parent or any of its Subsidiaries or (B) assert infringement, misappropriation or violation by Parent or any of its Subsidiaries of any Intellectual Property of a third party. It is agreed and understood that no representation or warranty is made in respect of Intellectual Property matters in any section of this Agreement other than this Section 5.11(a).

(b) Parent and its Subsidiaries have taken commercially reasonable steps to protect their respective IT Systems from Contaminants. To Parent’s Knowledge, (i) there have been no material unauthorized intrusions or breaches of the security of the Parent’s or any of its Subsidiaries’ IT Systems, and (ii) the data and information which they store or process has not been corrupted in any material discernible manner or accessed without Parent’s or any of its Subsidiaries’ authorization, in the case of each of clauses (i) and (ii), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and since January 1, 2017 have been, in compliance with (i) applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries and (ii) all Contracts under which Parent or any of its Subsidiaries is a party to or bound by relating to privacy, data protection and the collection, retention, protection and use of personal information collected, used or held for use by Parent or any of its Subsidiaries. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims have been asserted or threatened against Parent or any of its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no the Knowledge of Parent, there have been no security breaches in the information technology systems of Parent or any of its Subsidiaries or the information technology systems of any third person to the extent used by or on behalf of Parent or any of its Subsidiaries.

Section 5.12 Parent Employee Benefit Plans.

(a) Parent has, prior to the date of this Agreement, made available to the Company true and complete copies of each material Parent Benefit Plan that is sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries for the benefit of current and former employees who perform or performed duties in the United States and certain related documents, including (i) each writing constituting a part of such Parent Benefit Plan, including all material amendments thereto; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any; (iii) the most recent determination letter from the IRS (if applicable) for such Parent Benefit Plan; (iv) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Parent Benefit Plan, if any; (v) the most recent actuarial report, financial statement or valuation report for such Parent Benefit Plan, if any; and (vi) all material correspondence to or from any Governmental Entity relating to such Parent Benefit Plan.

(b) No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and neither Parent nor any of its ERISA Affiliates has within the past six (6) years sponsored, maintained, contributed to or been required to contribute to any such plan.

(c) Except as would not have or reasonably be expected to result in a material liability to Parent: (i) each Parent Benefit Plan has been maintained, funded and administered (including with respect to the payment of premiums and contributions) in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto; (ii) each of the Parent Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan; (iii) no Parent Benefit Plan provides, and neither Parent nor any of its Subsidiaries has any liability or obligation for the provision of, medical or other welfare benefits with respect to current or former employees, directors, officers or consultants of Parent or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by applicable Law; (iv) no liability under Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code or under any Multiemployer Plan has been incurred by Parent, its Subsidiaries or any ERISA Affiliate of Parent that has not been satisfied in full; (v) no excise taxes under Section 4972, 4975, 4976, 4979, 4980B, 4980D, 4980E or 5000 of the Code have been assessed against Parent or any of its Subsidiaries (vi) none of Parent, its Subsidiaries or their respective ERISA Affiliates contributes or is obligated to contribute to a Multiemployer Plan; and (vii) there are no pending, or, to the Knowledge of Parent, threatened or anticipated Actions (other than routine claims for benefits) or audits by any Governmental Entity by, on behalf of, with respect to or against any of the Parent Benefit Plans.

(d) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” complies in all material respects with the requirements of Section 409A of the Code by its terms and has been operated in all material respects in accordance with such requirements.

(e) Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Parent or any of its Subsidiaries to any additional compensation or benefits, (ii) accelerate the time of payment or vesting, cause the funding of (through a grantor trust or otherwise), or increase the amount of compensation or benefits due to any such employee, director, consultant or officer or (iii) limit or restrict the right of Parent to merge, amend or terminate any Parent Benefit Plan.

(f) Neither Parent nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax imposed by Section 409A or 4999 of the Code.

Section 5.13 Parent Labor Matters.

(a) None of the employees of Parent or any of its Subsidiaries is represented in his or her capacity as an employee of Parent or any Subsidiary by any union or other labor organization. Neither Parent nor any Subsidiary is, or has been during the two (2)-year period preceding the date of this Agreement, a party to, bound by, or subject to, any collective bargaining agreement or other agreement with any union or other labor organization. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, (i) there are no, and have not been during the two (2)-year period preceding the date of this Agreement any, strikes, lockouts, slowdowns, or work stoppages in effect with respect to employees of Parent or any of its Subsidiaries, (ii) to the Knowledge of Parent, there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, formal union organizing effort pending against Parent or any of its Subsidiaries, and (iii) there is no, and has not been during the two (2)-year period preceding the date of this Agreement any, unfair labor practice, labor dispute (other than routine grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has a duty to bargain with any union or other labor organization.

(b) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of Parent or any of its Subsidiaries with respect to such matters and, to the Knowledge of Parent, no such investigation is in progress or threatened. Except for such non-compliance as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries are, and during the three (3)-year period preceding the date of this Agreement have been, in compliance with all applicable Laws in respect of employment and employment practices, including terms and conditions of employment, wages and hours, Fair

Labor Standards Act exempt/non-exempt classifications, and occupational safety and health, and classifications of service providers as employees and/or independent contractors. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no employment-related Actions pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has any liability under the Worker Adjustment and Retraining Act of 1988 or any similar state, local or other applicable laws related to plant closings, relocations, mass layoffs and employment losses as a result of any action taken by the Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent has previously provided or made available to the Company a true and complete list of all individuals whose employment with the Parent or any of its Subsidiaries (other than the Parent Joint Ventures) was involuntarily terminated for reasons other than misconduct in the three (3)-month period preceding the date of this Agreement.

Section 5.14 Material Contracts. A true and complete copy of each Parent Material Contract (including any amendments thereto) has been made available to the Company prior to the date of this Agreement. Neither Parent nor any Subsidiary of Parent is in breach of or default under the terms of any Parent Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Parent Material Contract is in breach of or default under the terms of any Parent Material Contract where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) neither Parent nor any of its Subsidiaries has received written notice of termination, cancellation or the existence of any event or condition which constitutes, or after notice or lapse of time (or both), will constitute, to the Knowledge of Parent, a breach or default on the part of Parent or any of its Subsidiaries under a Parent Material Contract, and (ii) no party to any Parent Material Contract has provided written notice exercising or threatening exercise of any termination rights with respect thereto.

Section 5.15 Insurance Policies. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material Policies provide insurance in such amounts and against such risks as is commercially reasonable and (b) all of the Policies are in full force and effect. Since January 1, 2019 through the date of this Agreement, neither Parent nor any of its Subsidiaries has received written notice of cancellation or termination, other than in connection with normal renewals, of any such Policies. There are no material claims pending as to which coverage has been questioned, denied or disputed under any insurance policy of Parent or any of its Subsidiaries.

Section 5.16 Aircraft Operations.

(a) Parent has previously made available to the Company a list of each Aircraft owned or leased by Parent or any of its Subsidiaries as of December 31, 2019, including the manufacturer, model, aircraft registration number and manufacturing year of each such Aircraft.

(b) Except as set forth on Section 5.16(b) of the Parent Disclosure Letter:

(i) To the Knowledge of Parent, each current employee of Parent or its Subsidiaries currently providing any flight, maintenance, operation or handling of Aircraft has all material required permits, certifications, training or competencies to provide such flight, maintenance, operation or handling of Aircraft;

(ii) All Aircraft are properly registered on the FAA aircraft registry (or other applicable Governmental Entity registry) and have a validly issued FAA standard certificate of airworthiness (or equivalent certificate from the applicable Governmental Entity) without limitations of any kind that is in full force and effect (except for the period of time any Aircraft may be out of service and such certificate is suspended in connection therewith);

(iii) Upon acquisition or lease by Parent or any of its Subsidiaries, all Aircraft have been, are being, or, with respect to Aircraft leased or subleased to another Person, are required to be, maintained in all material respects according to applicable regulatory standards and the maintenance program of the aircraft operator approved by the FAA or the applicable Governmental Entity;

(iv) All records required to be maintained for each Aircraft (including, where applicable, back to birth records) are correct and complete in all material respects and are currently in the possession of Parent or its Subsidiaries (or, in the case of Aircraft leased from a third party, being maintained in compliance with the terms (or waivers thereof) of the related lease);

(v) Neither Parent nor any of its Subsidiaries is a party to any interchange or pooling agreements with respect to any Aircraft; and

(vi) No Aircraft is subleased to or otherwise in the possession of another air carrier or another Person other than Parent or any of its Subsidiaries, to operate such Aircraft in air transportation or otherwise.

(c) Section 5.16(c) of the Parent Disclosure Letter sets forth a true and complete list of each certificate issued to Parent or any of its Subsidiaries (excluding the Parent Unconsolidated Affiliates) pursuant to any FAR section and the associated operations specifications thereunder. Parent is, and at Closing shall be, a “Citizen of the United States” as defined in 49 USC § 40102(a)(15)(C). Parent or a Subsidiary of Parent holds (A) a valid and current Air Carrier Certificate pursuant to FAR Part 135 and Air Taxi Operator exemption authority under FAR Part 298, (B) a valid and current Operating Certificate pursuant to FAR Part 133, and (C) a valid and current Air Agency Certificate pursuant to FAR Part 145.

(d) Section 5.16(d) of the Parent Disclosure Letter sets forth a true and complete list of each Supplemental Type Certificate or Parts Manufacturer Approval issued to Parent or any Subsidiary, other than the Parent Unconsolidated Affiliates, by the FAA, pursuant to Part 21 of the FAR.

Section 5.17 Government Contracts.

(a) Neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, their respective managers, directors or officers, employees, consultants or agents, is or has been debarred, suspended or excluded from participation in or the award of any Government Contracts to which Parent or any of its Subsidiaries is a party, or doing business with any Governmental Entity and, to the Knowledge of Parent, no circumstances exist that would reasonably be expected to warrant the institution of debarment or suspension or ineligibility in connection with any current or proposed Government Contract.

(b) Neither Parent nor any of its Subsidiaries has made any disclosure to any Governmental Entity pursuant to any voluntary disclosure or the Federal Acquisition Regulation mandatory disclosure provisions (48 C.F.R. §§ 3.1003 & 52.203-13) in connection with the award, performance, or closeout of any Government Contract. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries have credible evidence of a violation of federal criminal law involving the fraud, conflict of interest, bribery, or gratuity provisions found in Title 18 of the U.S. Code, a violation of the civil False Claims Act (31 U.S.C. §§ 3729-3733) or a significant overpayment (other than overpayments resulting from contract financing payments as defined in 48 C.F.R § 32.001) in connection with the award, performance, or closeout of any Government Contract.

(c) Neither Parent nor any of its Subsidiaries currently holds a classified Government Contract or performs under a Government Contract requiring access to classified information.

Section 5.18 Real Property; Personal Property. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent has good and valid title to all real property owned by the Parent or its Subsidiaries (the “Parent Owned Real Property”) and good title to all its owned personal property and has valid leasehold or sublease hold interests in all real property leased by Parent or its Subsidiaries (the “Parent Leased Real Property” and, together with the Parent Owned Real Property, the “Parent Real Property”) and leased personal property, free and clear of all Liens (except for Permitted Liens). Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any of the Parent Owned Real Property or any material portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Parent Owned Real Property or any portion thereof or interest therein. Neither Parent nor any of its Subsidiaries is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no other party to any Lease is in breach of or default under the terms of any Lease where such breach or default would have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Lease is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the Knowledge of Parent, of each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Enforceability Exceptions.

Section 5.19 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent or a wholly owned Subsidiary of Parent may acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and has not conducted any business or entered into any agreements or arrangements with any Person prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those, in each case, incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.20 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will, at the time the Registration Statement becomes effective under the Securities Act, at the time the Joint Proxy Statement/Prospectus is first mailed to the Company’s stockholders or Parent’s stockholders, at the time of any amendment or supplement thereto, or at the time of the Company Meeting (if applicable) or the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Joint Proxy Statement/Prospectus (other than the portions of the Joint Proxy Statement/Prospectus relating to the Company Meeting) will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing provisions of this Section 5.20, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference that were not supplied by or on behalf of Parent.

Section 5.21 Finders or Brokers. Except for Centerview Partners LLC (the “Parent Financial Advisor”), neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Merger. Parent has made available to the Company prior to the date of this Agreement a correct and complete copy of Parent’s engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 5.22 Certain Arrangements. There are no Contracts, undertakings, commitments, arrangements or understandings, whether written or oral, between Parent, Merger Sub or any of their Affiliates, on the one hand, and any beneficial owner of outstanding Company Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Company’s securities, the transactions contemplated by this Agreement or to the operations of the Company after the Effective Time.

Section 5.23 Ownership of Company Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any Company Shares or other securities convertible into, exchangeable for or exercisable for Company Shares or any securities of any Subsidiary of the Company, and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Company Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last five (5) years has been, an “interested stockholder” of the Company, in each case as defined in Section 203 of the DGCL.

Section 5.24 Opinion of Financial Advisor. The Parent Board has received the opinion of the Parent Financial Advisor, dated as of the date of this Agreement, substantially to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Aggregate Merger Consideration is fair, from a financial point of view, to Parent. A correct and complete copy of the form of the Parent Financial Advisor’s written opinion will be made available to the Company, for informational purposes only, promptly after receipt of such written opinion by the Parent Board. Subject to the terms of the engagement letter entered into between Parent and the Parent Financial Advisor, Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Financial Advisor’s opinion and/or references thereto in the Joint Proxy Statement/Prospectus.

Section 5.25 Required Vote of the Parent Stockholders. The affirmative vote of the holders of (a) a majority of the outstanding shares of Parent Common Stock is the only vote of holders of securities of Parent which is required to approve the Parent Charter Amendment and (b) a majority of the shares of Parent Common Stock present at the Parent Meeting is the only vote of holders of securities of Parent which is required to approve the Parent Stock Issuance (collectively, the “Parent Stockholder Approval”).

Section 5.26 Tax Matters.

(a) Except as would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in accordance with all applicable Laws and all such filed Tax Returns are complete and accurate; (ii) Parent and each of its Subsidiaries have timely paid in full all Taxes required to be paid (whether or not shown to be due on such Tax Returns), including any Taxes required to be withheld, collected or deposited by or with respect to Parent or any of its Subsidiaries; (iii) Parent and each of its Subsidiaries have complied with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements) with respect to payments made to any employee, creditor, independent contractor, stockholder, or other third party; (iv) no deficiencies for Taxes have been proposed or assessed in writing against or with respect to any Taxes due or Tax Returns of Parent or any of its Subsidiaries (which deficiencies have not since been fully resolved), and there are no outstanding, pending or, to the Knowledge of Parent, threatened in writing, audits, examinations, investigations or other proceedings in respect of Taxes of Parent or any of its Subsidiaries; (v) neither Parent nor any of its Subsidiaries has waived, extended, or requested a waiver or extension for, any statute of limitations with respect to Taxes, or has agreed to any extension of time with respect to a Tax assessment or deficiency (in each case, other than any waiver or extension that is no longer in effect or pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business); (vi) there are no Liens for Taxes upon any property of Parent or any of its Subsidiaries, except for Permitted Liens; (vii) neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution that was purported or intended to be governed by Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement; (viii) neither Parent nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Code §6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2); (ix) during the past three (3) years, no written claim has been made by any Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that any such entity is or may be subject to Taxes in that jurisdiction; (x) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to Parent or any of its Subsidiaries, which agreement will be binding on such entity after the Closing Date; (xi) neither Parent nor any of its Subsidiaries is subject to (or has applied for) any private letter ruling (other than the Spin-Off Ruling) or technical advice memorandum with respect to Tax (or any similar ruling or memorandum with respect to Tax); and (xii) neither Parent nor any of its Subsidiaries (I) has been, at any time after January 31, 2013, a member of an affiliated, combined, consolidated, unitary or similar group of corporations within the meaning of Section 1504 of the Code (or any similar applicable state, local or foreign Law) other than a group the common parent of which was Parent, (II) has any liability for the Taxes of any Person as a transferee or successor, or (III) is a party to or bound by any Tax allocation, sharing, or indemnity agreement or other similar arrangement relating to Tax other than (y) the Tax Matters Agreement and (z) any agreement the primary purpose of which does not relate to Taxes.

(b) Parent has made available to the Company (i) complete and accurate copies of all income and franchise Tax Returns filed by or on behalf of Parent or its Subsidiaries for any Tax period ending after December 31, 2016; (ii) any audit report issued by a Governmental Entity relating to any Taxes due from or with respect to Parent or its Subsidiaries for any Tax period ending after December 31, 2016; and (iii) complete and accurate copies of the following items concerning the recapitalization by SEACOR Holdings Inc. (“SEACOR”) of the interests in Parent into common stock thereof and the subsequent distribution of such common stock to SEACOR’s shareholders (such recapitalization and distribution, collectively, the “Spin-Off”): (A) the ruling issued by the IRS to SEACOR as to the tax-free treatment of the Spin-Off (the “Spin-Off Ruling”) and (B) the opinion issued by counsel to SEACOR with respect to certain Tax aspects of the Spin-Off (the “Spin-Off Opinion”).

(c) The representations made in (i) the Spin-Off Ruling and each submission to the IRS in connection therewith; (ii) the Spin-Off Opinion; and (iii) the representation letters and any other materials submitted or otherwise delivered by SEACOR and Parent in support of the Spin-Off Opinion or the Spin-Off Ruling, in each case to the extent descriptive of Parent and its Subsidiaries (including the plans, proposals, intentions and policies of Parent and its Subsidiaries), were at the time submitted true, correct and complete in all material respects, and Parent is not aware of any reason that could undermine the validity of the Spin-Off Ruling or the Spin-Off Opinion as applying to the Spin-Off.

(d) Parent has complied in all respects with the provisions of the Tax Matters Agreement dated as of January 31, 2013 which was entered into in connection with the Spin-Off by and between SEACOR and Parent (the “Tax Matters Agreement”). There are no outstanding claims under the Tax Matters Agreement nor is there, to the Knowledge of Parent, any basis for such claims to be made (including by reason of entering into this Agreement or the consummation of the Merger).

(e) To the Knowledge of Parent, there is no fact in existence or action taken or planned to be taken by Parent or any of its Subsidiaries that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.27 No Additional Representations. Except for the representations and warranties contained in this Article V, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their respective Affiliates. Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, except as expressly set forth in Article IV. Without limiting the foregoing, each of Parent and Merger Sub makes no representation or warranty to the Company with respect to any business or financial projection or forecast relating to Parent or any of its Subsidiaries, whether or not included in the data room or any management presentation. The Company, on its behalf and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time and the date, if any, on which this Agreement is terminated and abandoned pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, and shall, by exercising governance rights of the Company or any of its Subsidiaries set forth in the organizational documents of any Company Consolidated Entities (to the extent practicable and subject to any applicable fiduciary duties with respect to such Company Consolidated Entities), use reasonable best efforts to cause each of its Company Consolidated Entities to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve in all material respects its business organization and to maintain in all material respects existing relations and goodwill with Governmental Entities, employees, customers, suppliers, creditors and lessors.

(b) Without limiting the generality of the foregoing Section 6.1(a), the Company agrees with Parent that between the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (A) as may be required by applicable Law, (B) as may be consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement or (D) as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, and, by exercising governance rights of the Company or any of its Subsidiaries set forth in the organizational documents of any Company Consolidated Entity (to the extent practicable and subject to any applicable fiduciary duties with respect to such Company Consolidated Entity), use reasonable best efforts to cause each of its Company Consolidated Entities not to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) as set forth on Section 6.1(b)(i) of the Company Disclosure Letter or (B) dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of the Company or Company Consolidated Entities to the Company or to any of its other wholly owned Subsidiaries or Company Consolidated Entities;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company or Company Consolidated Entity which remains a wholly owned Subsidiary or Company Consolidated Entity, as applicable, after consummation of such transaction;

(iii) except as required by a Company Benefit Plan in effect on the date of this Agreement and except as required pursuant to any collective bargaining agreement or other agreement with any union or other labor organization that is in effect as of the date hereof or entered into as permitted by this Section 6.1(b), (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any current or former director, executive officer, employee or individual independent contractor of the Company or its Subsidiaries (except for increases in the ordinary course of business consistent with past practice), or (2) increase the benefits provided to the Company’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance (including new participation in the Company Severance Plan) or retention agreement with any current or prospective employee, individual independent contractor, executive officer or director of the Company or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) enter into, establish, adopt, amend, terminate or waive any rights with respect to, any collective bargaining agreement or any agreement with any labor organization or other current or prospective employee representative, except for those that are outside the United States or subject to a protocol agreement that explicitly requires the consent of Parent prior to approval thereof; (D) conduct any discussions or negotiations with the Office and Professional Employees International Union with respect to any post-integration operations without the presence of a Representative of Parent; (E) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Company Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Company Benefit Plan if it were in existence as of the date of this Agreement); (F) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to the Company’s current or former employees, individual independent contractors, executive officers or directors; or (G) grant any new Company Options, Company RSUs or other equity-based incentive awards;

(iv) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rules or applicable Law, or as permitted by GAAP, SEC rules or applicable Law in connection with the Company’s emergence from chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq.;

(v) adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi) except for transactions among the Company and its wholly owned Subsidiaries or Company Consolidated Entities or among the Company’s wholly owned Subsidiaries or Company Consolidated Entities, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or Company Joint Ventures or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable Company Option outstanding on the date of this Agreement, including any applicable terms under any applicable employment agreement or severance plan), other than issuances of shares of Company Common Stock in respect of any exercise of Company Options or in respect of any dividend equivalent rights granted in respect of any Company Equity Awards;

(vii) except for transactions among the Company and its wholly owned Subsidiaries or Company Consolidated Entities or among the Company’s wholly owned Subsidiaries or Company Consolidated Entities, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock (A) from a holder of a Company Option in satisfaction of withholding obligations or in payment of the exercise price or (B) from a holder of Company RSUs in satisfaction of withholding obligations upon the settlement of such award;

(viii) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or Company Consolidated Entities or among the Company’s wholly owned Subsidiaries or Company Consolidated Entities, (2) indebtedness for borrowed money incurred in replacement of any indebtedness (including related premiums and expenses) that may default or come due as a result of the transactions contemplated by this Agreement (provided, that the Company shall consult with Parent in connection with any such action) or that is otherwise required to be repaid or repurchased pursuant to its terms prior to the Effective Time, (3) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company or the Company Joint Ventures, which indebtedness is incurred in compliance with this Section 6.1(b), (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Company ABL Facilities Agreement or pursuant to agreements in effect prior to the execution of this Agreement, including the addition of borrowers or guarantors to the Company ABL Facilities Agreement or other agreements, as contemplated by the Company ABL Facilities Agreement or such other agreement in effect prior to the execution of this Agreement, (5) letters of credit and bank guarantees in the ordinary course of business and (6) indebtedness for borrowed money not to exceed $10,000,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries or any of the Company Consolidated Entities other than in accordance with clauses (1) through (5), inclusive;

(ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $10,000,000 in the aggregate, except (1) for transactions among the Company and its wholly owned Subsidiaries or Company Consolidated Entities or among the Company’s wholly owned Subsidiaries or Company Consolidated Entities, (2) pursuant to or contemplated by existing agreements in effect prior to the execution of this Agreement and disclosed or made available to Parent prior to the date of this Agreement, including the addition of borrowers or guarantors to the Company ABL Facilities Agreement or other agreements, as contemplated by the Company ABL Facilities Agreement or such other agreement in effect prior to the execution of this Agreement, and the granting of Liens to secure obligations thereunder, or substitutions or replacements of collateral thereunder required under the respective terms of such agreements, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business, (4) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, (5) for Liens to secure the borrowings described in Section 6.1(b)(viii)(5) and (6), or (6) sales, leases or dispositions of properties or assets made in the ordinary course of business consistent with past practice (including sales or leases of aircraft);

(x) (1) modify, amend, terminate or waive any rights under any Company Material Contract in any material respect in a manner which is adverse to the Company other than in the ordinary course of business or (2) enter into any Contract that would constitute a Company Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Company Material Contract), except the Company may (x) enter into agreements providing for acquisitions or dispositions that are otherwise permitted under clause (ix) or (xiii) and (y) modify, amend, terminate or waive any rights under any maintenance agreement or enter into any maintenance agreement;

(xi) except as provided under any agreement entered into prior to the date of this Agreement or set forth in Section 6.1(b) of the Company Disclosure Letter, voluntarily settle, pay, discharge or satisfy (1) any Action, other than any Action to which Section 6.16 applies or that involves only the payment of monetary damages not in excess of $10,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of the Company or any of its Subsidiaries or the Company Consolidated Entities (provided, that in no event shall the Company or any of its Subsidiaries or the Company Consolidated Entities be prevented from paying, discharging or satisfying (with prior notice to Parent if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds) or (2) any Action to which Section 6.16 applies;

(xii) (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material Tax Return in a manner that is not consistent with past practice or file any material amended Tax Return, (3) change any Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) seek any Tax ruling from any taxing authority, (6) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, or (7) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf Intellectual Property), other than acquisitions for consideration (including assumed liabilities) that does not exceed $15,000,000 in the aggregate;

(xiv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of the Company (other than the Merger or in compliance with Section 6.5 and Article VIII of this Agreement);

(xv) enter into or amend any material transaction with any Affiliate (other than transactions among the Company and its wholly owned Subsidiaries or Company Consolidated Entities or among the Company’s wholly owned Subsidiaries or Company Consolidated Entities); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.1(b)(xv), it being understood that this Section 6.1(b)(xv) (including this proviso) shall not be read to narrow Section 6.1(b)(iii);

(xvi) make any material changes to existing insurance policies and programs (except as permitted pursuant to Section 6.1(b)(iii)); or

(xvii) agree, resolve or commit to do, in writing or otherwise, any of the foregoing.

Section 6.2 Conduct of Business by Parent and Merger Sub.

(a) From and after the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly required or expressly permitted by this Agreement or (iv) as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent and Merger Sub shall, and shall cause each of their Subsidiaries to, and shall, by exercising governance rights of Parent or any of its Subsidiaries set forth in the organizational documents of any Parent Joint Ventures (to the extent practicable and subject to any applicable fiduciary duties with respect to such Parent Joint Ventures), use reasonable best efforts to cause each of its Parent Joint Ventures to, (A) conduct their business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve in all material respects its business organization and to maintain in all material respects existing relations and goodwill with Governmental Entities, employees, customers, suppliers, creditors and lessors.

(b) Without limiting the generality of the foregoing Section 6.2(a), Parent and Merger Sub agree with the Company, on behalf of themselves and their Subsidiaries, that between the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except (A) as may be required by applicable Law, (B) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (C) as may be expressly required or expressly permitted by this Agreement or (D) as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent and Merger Sub shall not, and shall not permit any of their Subsidiaries to, and, by exercising governance rights of Parent or any of its Subsidiaries set forth in the organizational documents of any Parent Consolidated Entity (to the extent practicable and subject to any applicable fiduciary duties with respect to such Parent Consolidated Entity) use reasonable best efforts to cause each of its Parent Consolidated Entities not to:

(i) authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except dividends, dividend equivalents and distributions paid by wholly owned Subsidiaries of Parent or Parent Consolidated Entities to Parent or to any of its other wholly owned Subsidiaries or Parent Consolidated Entities;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any of its capital stock, equity interests or other securities in respect of, in lieu of or in substitution for shares of its capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of Parent or Parent Consolidated Entity which remains a wholly owned Subsidiary or Parent Consolidated Entity, as applicable, after consummation of such transaction;

(iii) except as required by a Parent Benefit Plan in effect on the date of this Agreement, (A) (1) increase the base salary, retainer or other fees or any other component of compensation for any current or former director, executive officer, employee or individual independent contractor of Parent or its Subsidiaries (except for increases in the ordinary course of business consistent with past practice), or (2) increase the benefits provided to Parent’s or its Subsidiaries’ current or former directors, executive officers, or employees (other than increases resulting from routine changes to welfare benefit programs); (B) enter into any employment, change of control, severance (including new participation in the Parent Severance Plan) or retention agreement with any current or prospective employee, individual independent contractor, executive officer or director of Parent or any of its Subsidiaries (except for separation agreements entered into in the ordinary course of business consistent with past practice in connection with terminations of employment); (C) except as permitted pursuant to clause (A) or (B) above, enter into, establish, adopt, amend, terminate or waive any rights with respect to, any material Parent Benefit Plan (or any plan, trust, fund, policy or arrangement for the benefit of any current or former directors, executive officers or employees or any of their beneficiaries that would be a material Parent Benefit Plan if it were in existence as of the date of this Agreement); (D) take any action to accelerate any payment or benefit, or to accelerate the funding of any payment or benefit, payable or to become payable to Parent’s current or former employees, individual independent contractors, executive officers or directors; or (E) grant any new Parent Options, Parent Restricted Shares or other equity-based incentive awards;

(iv) change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by changes in GAAP, SEC rules or applicable Law;

(v) adopt any amendments to its charter or bylaws or similar applicable organizational documents (including partnership agreements and limited liability company agreements);

(vi) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, issue, sell, pledge, dispose of or encumber or otherwise subject to a Lien (other than a Permitted Lien) any shares of its capital stock or other ownership interest in Parent or any Subsidiaries or Parent Joint Ventures or any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Parent Option (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable Parent Option outstanding on the date of this Agreement, including any applicable terms under any applicable employment agreement or severance plan), other than issuances of shares of Parent Common Stock in respect of any exercise of Parent Options or in respect of any dividend equivalent rights granted in respect of any Parent Equity Awards;

(vii) except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Parent Common Stock (A) from a holder of a Parent Option in satisfaction of withholding obligations or in payment of the exercise price or (B) from a holder of Parent Restricted Shares in satisfaction of withholding obligations upon the vesting of such award;

(viii) incur, offer, place, arrange, syndicate, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise), except for (1) any indebtedness for borrowed money among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) indebtedness for borrowed money incurred in replacement of any indebtedness (including related premiums and expenses) that may default or come due as a result of the transactions contemplated by this Agreement (provided, that Parent shall consult with the Company in connection with any such action) or that is otherwise required to be repaid or repurchased pursuant to its terms prior to the Effective Time, (3) guarantees by Parent of indebtedness for borrowed money of Subsidiaries of Parent or Parent Joint Ventures, which indebtedness is incurred in compliance with this Section 6.2(b), (4) indebtedness for borrowed money incurred under or the issuance of letters of credit under the Parent Credit Facility or pursuant to agreements in effect prior to the execution of this Agreement, including the addition of borrowers or guarantors to the Parent Credit Facility or other agreements, as contemplated by the Parent Credit Facility or such other agreement in effect prior to the execution of this Agreement, (5) letters of credit and bank guarantees in the ordinary course of business, and (6) indebtedness for borrowed money not to exceed $5,000,000 in aggregate principal amount outstanding at any time incurred by Parent or any of its Subsidiaries or any of the Parent Consolidated Entities other than in accordance with clauses (1) through (5), inclusive;

(ix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of any portion of its material properties or assets having a fair market value in excess of $5,000,000 in the aggregate, except (1) for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, (2) pursuant to or contemplated by existing agreements in effect prior to the execution of this Agreement and disclosed or made available to the Company prior to the date of this Agreement, including the addition of borrowers or guarantors to the Parent Credit Facility or other agreements, as contemplated by the Parent Credit Facility or such other agreement in effect prior to the execution of this Agreement, and the granting of Liens to secure obligations thereunder, or substitutions or replacements of collateral thereunder required under the respective terms of such agreements, (3) for Liens arising by reason of deposits necessary to obtain standby letters of credit and bank guarantees in the ordinary course of business, (4) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement, (5) for Liens to secure the borrowings described in Section 6.2(b)(viii)(5) and (6) sales or dispositions of properties or assets made in the ordinary course of business consistent with past practice (including sales or leases of aircraft);

(x) (1) modify, amend, terminate or waive any rights under any Parent Material Contract in any material respect in a manner which is adverse to Parent other than in the ordinary course of business or (2) enter into any Contract that would constitute a Parent Material Contract if entered into prior to the date of this Agreement (other than in the ordinary course of business or in connection with the expiration or renewal of any Parent Material Contract), except Parent may (x) enter into agreements providing for acquisitions or dispositions that are otherwise permitted under clause (ix) or (xiii) and (y) modify, amend, terminate or waive any rights under any maintenance agreement or enter into any maintenance agreement;

(xi) except as provided under any agreement entered into prior to the date of this Agreement or set forth in Section 6.2(b) of the Parent Disclosure Letter, voluntarily settle, pay, discharge or satisfy any Action that involves only the payment of monetary damages not in excess of $3,000,000 in the aggregate, excluding from such dollar thresholds amounts covered by any insurance policy of Parent or any of its Subsidiaries or the Parent Consolidated Entities (provided, that in no event shall Parent or any of its Subsidiaries or the Parent Consolidated Entities be prevented from paying, discharging or satisfying (with prior notice to the Company if practicable) any judgment and the amount of any such payment, discharge or satisfaction shall not be included in the foregoing dollar thresholds);

(xii) (1) make, change or revoke any material Tax election, except in the ordinary course of business in a manner consistent with past practice, (2) file any material Tax Return in a manner that is not consistent with past practice or file any material amended Tax Return, (3) change any Tax accounting period or make a material change in any method of Tax accounting, (4) settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, (5) seek any Tax ruling from any taxing authority, (6) enter into any “closing agreement” within the meaning of Code Section 7121 (or any similar provision of state, local or foreign Law) with respect to Taxes, or (7) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(xiii) acquire (by merger, consolidation, purchase of stock or assets or otherwise) or agree to so acquire any entity, business or assets that constitute a business or division of any Person, or any assets from any other Person (excluding ordinary course purchases of goods, products, services and off-the-shelf Intellectual Property), other than acquisitions for consideration (including assumed liabilities) that does not exceed $15,000,000 in the aggregate;

(xiv) adopt any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring or other reorganization of Parent (other than the Merger or in compliance with Section 6.6 and Article VIII of this Agreement);

(xv) enter into or amend any material transaction with any Affiliate (other than transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries); provided, that the payment of compensation and benefits in the ordinary course to directors, officers and employees shall not be deemed to be a “transaction” with an Affiliate for purposes of this Section 6.2(b)(xv), it being understood that this Section 6.2(b)(xv) (including this proviso) shall not be read to narrow Section 6.2(b)(iii);

(xvi) make any material changes to existing insurance policies and programs (except as permitted pursuant to Section 6.2(b)(iii)); or

(xvii) agree, resolve or commit to do, in writing or otherwise, any of the foregoing.

Section 6.3 Control of Operations. Nothing contained in this Agreement shall give (a) Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations or (b) the Company, directly or indirectly, the right to control or direct Parent or Merger Sub’s operations, prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, subject to and consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.4 Access.

(a) Subject to compliance with applicable Laws, each party shall afford to the other party and its Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to such party’s and its Subsidiaries’ officers, employees, properties, assets, equipment, inventory, operating sites, Contracts, commitments, books and records, other than any such matters that relate to the negotiation and execution of this Agreement. The foregoing notwithstanding, a party shall not be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would, in the reasonable judgment of such party, result in a loss of privilege or trade secret protection to such party or any of its Subsidiaries or would constitute a violation of any applicable Laws (provided, that in each case such party shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects). Subject to the foregoing restrictions, each party shall be permitted to conduct reasonable inspections, assessments and testing of the other party’s properties, assets, equipment, inventory and operating sites; provided, however, that nothing herein shall authorize any party or its Representative to undertake any testing involving invasive techniques, including testing involving sampling of soil, sediment, groundwater, surface water, air or building materials, at any of the other party’s or its Subsidiary’s properties, without the prior written consent of such other party.

(b) Each party hereby agrees that all information provided to it or any of its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of November 11, 2019, between the Company and Parent (the “Confidentiality Agreement”).

Section 6.5 No Solicitation by the Company.

(a) Except as otherwise permitted by this Section 6.5, from and after the date of this Agreement, the Company and its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately (i) cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Company Alternative Proposal or a potential Company Alternative Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible Company Alternative Proposal and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning the Company and its Subsidiaries theretofore furnished thereto by or on behalf of the Company or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between the Company and such Person.

(b) Except as expressly permitted by this Section 6.5, from and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, consultants, attorneys, accountants, agents, advisors, Affiliates and other representatives (collectively, “Representatives”) shall not, and the Company shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, encourage or facilitate any inquiry, proposal or offer with respect to, or the making, consideration, exploration, submission or announcement of, any Company Alternative Proposal, or (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons with respect to or provide any non-public information or data concerning the Company or its Subsidiaries to any Person that has made or is, to the Knowledge of the Company, considering making a Company Alternative Proposal. In addition, except as expressly permitted under this Section 6.5, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Company Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Company Board determines in good faith that a failure to take any action described in this clause (B) would be inconsistent with the directors’ duties under applicable Law, and then solely to the extent necessary to allow such Person to make a non-public proposal to the Company Board, (C) effect a Company Change of Recommendation or (D) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other similar agreement relating to or providing for any Company Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(c)) (a “Company Alternative Acquisition Agreement”).

(c) Notwithstanding anything to the contrary in this Section 6.5, if the Company receives a written Company Alternative Proposal from any Person at any time following the date of this Agreement and prior to the time the Company Stockholder Approval is obtained (provided that there has not been any material breach of the restrictions in this Section 6.5 with respect to the Person making such Company Alternative Proposal), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that the Company shall substantially contemporaneously therewith make available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent, and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Company Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Company Alternative Proposal either constitutes a Company Superior Proposal or would reasonably be expected to result in a Company Superior Proposal and provides Parent with written notice of such determination.

(d) The Company shall promptly (and, in any event, within one (1) Business Day of any such event) notify Parent of its entry into any Acceptable Confidentiality Agreement and shall promptly (and in any event within one (1) Business Day of the Company’s Knowledge of any such event) notify Parent of the receipt of any Company Alternative Proposal or any amendment thereto, or any proposal or offer that could reasonably be expected to result in a Company Alternative Proposal (such proposal or offer, a “Company Qualifying Proposal”), indicating the identity of the Person or group making such Company Alternative Proposal or amendment thereto or Company Qualifying Proposal and provide (i) a copy of such written Company Alternative Proposal or amendment thereto and any other written Company Qualifying Proposal provided to the Company or any of its Subsidiaries and (ii) with respect to any Company Alternative Proposal or amendment thereto or Company Qualifying Proposal not made in writing, a written summary of the material terms and conditions of each such Company Alternative Proposal or such amendment thereto or Company Qualifying Proposal, and shall thereafter keep Parent informed in reasonable detail, on a current basis, of any material developments or modifications to the terms of any such Company Alternative Proposal or amendment thereto or Company Qualifying Proposal (including copies of any written proposed agreements) and the status of any discussions or negotiations relating to such material developments or modifications.

(e) Except as set forth in this Section 6.5(e), neither the Company Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Company Recommendation with respect to the Merger, (B) fail to include the Company Recommendation in the Joint Proxy Statement/Prospectus, (C) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend to the stockholders of the Company, a Company Alternative Proposal, (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes a Company Alternative Proposal is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of such tender offer or exchange offer or (E) resolve, propose or agree to do any of the foregoing (any of the foregoing, a “Company Change of Recommendation”) or (ii) (A) authorize, adopt or approve or publicly propose to authorize, adopt or approve, a Company Alternative Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Company Alternative Acquisition Agreement, (B) except as required by applicable law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Company Alternative Proposal or (C) submit to the vote of its stockholders any Company Alternative Proposal or seek any consents in connection with the transactions contemplated by any Company Alternative Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may (I) effect a Company Change of Recommendation if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that, as a result of a development, occurrence, event, state of facts or change (other than in connection with a Company Alternative Proposal) with respect to the Company that is material to the Company and its

Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by, or the magnitude or consequences of which were not known to or reasonably foreseeable by, the Company Board as of or prior to the execution and delivery of this Agreement (a “Company Intervening Event”) (provided that in no event shall (A) any action taken by either party pursuant to the affirmative covenants set forth in Section 6.11, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event and (B) (x) the fact that, in and of itself, the Company, Parent or any of their respective Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Company Intervening Event to the extent not otherwise excluded hereunder), (y) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Company Intervening Event to the extent not otherwise excluded hereunder) or (z) any change in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event), failure to take such action would be inconsistent with the directors’ duties under applicable Law (taking into account any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Company Intervening Event), and (II) if the Company receives a Company Alternative Proposal (provided that there has not been any material breach of the restrictions in this Section 6.5 in connection with the Person making such Company Alternative Proposal) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Company Superior Proposal (taking into account any adjustments to the terms and conditions of the Merger proposed by Parent in response to such Company Alternative Proposal), effect a Company Change of Recommendation; provided, however, that the Company Board may take the actions described in clause (I) or (II) if and only if:

(1) the Company shall have provided (A) prior written notice to Parent of the Company Board’s intention to take such actions at least three (3) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Company Intervening Event or the material terms of the Company Alternative Proposal received by the Company that constitutes a Company Superior Proposal, including the identity of the party making the Company Alternative Proposal, (B) if applicable, a copy of such written Company Alternative Proposal or amendment thereto and any other written terms, documents or proposals provided to the Company or any of its Subsidiaries in connection with such Company Alternative Proposal and (C) with respect to any Company Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Company Alternative Proposal or such amendment thereto;

(2) after providing such notice and prior to taking such actions, the Company shall have negotiated, and shall have caused its Representatives to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Company Board not to take such actions; and

(3) the Company Board shall have considered in good faith any changes to this Agreement that may be offered in writing by Parent by 11:59 p.m. Eastern Time on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ duties under applicable Law not to effect the Company Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel and its financial advisor, that the Company Alternative Proposal received by the Company would continue to constitute a Company Superior Proposal, in each case, if such changes offered in writing by Parent were given effect.

Each time material modifications to the terms of a Company Alternative Proposal determined to be a Company Superior Proposal are made (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), the Company shall notify Parent of such modification and comply again with the requirements of clauses (1) through (3) above. With respect to any material change to the facts and circumstances relating to a Company Intervening Event, the Company shall notify Parent of such material change and comply again with the requirements of clauses (1) through (3) above.

(f) Subject to the proviso in this Section 6.5(f), nothing contained in this Section 6.5 shall be deemed to prohibit the Company, the Company Board or any committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal securities Law, determined in good faith (after consultation with outside counsel), with regard to a Company Alternative Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); or (iii) making any disclosure if the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Company Board to make such disclosure would be inconsistent with the directors’ duties under applicable Law; provided that neither the Company Board nor any committee thereof shall effect a Company Change of Recommendation unless the applicable requirements of Section 6.5(e) shall have been satisfied.

(g) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the approval of the Company Board for purposes of causing any Takeover Law to be inapplicable to the Merger and other transactions contemplated by this Agreement shall not be amended and no Company Change of Recommendation or other action shall change such approval.

Section 6.6 No Solicitation by Parent.

(a) Except as otherwise permitted by this Section 6.6, from and after the date of this Agreement, Parent and its Subsidiaries shall, and Parent shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, immediately (i) cease any solicitation, encouragement, discussions or negotiations with any Person that may be ongoing with respect to any Parent Alternative Proposal or a potential Parent Alternative Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible Parent Alternative Proposal and (iii) request that any such Person and its Representatives promptly return or destroy all confidential information concerning Parent and its Subsidiaries theretofore furnished thereto by or on behalf of Parent or any of its Subsidiaries, and destroy all analyses and other materials prepared by or on behalf of such Person that contain, reflect or analyze such information, in each case in accordance with the applicable confidentiality agreement between Parent and such Person.

(b) Except as expressly permitted by this Section 6.6, from and after the date of this Agreement until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII), Parent and its Subsidiaries and their respective Representatives shall not, and Parent shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly (i) initiate, solicit, encourage or facilitate any inquiry, proposal or offer with respect to, or the making, consideration, exploration, submission or announcement of, any Parent Alternative Proposal, or (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Persons with respect to or provide any non-public information or data concerning Parent or its Subsidiaries to any Person that has made or is, to the Knowledge of Parent, considering making a Parent Alternative Proposal. In addition, except as expressly permitted under this Section 6.6, from the date of this Agreement until the Effective Time, or, if earlier, the termination and abandonment of this Agreement in accordance with Article VIII, neither the Parent Board nor any committee thereof shall (A) grant any waiver, amendment or release under any Takeover Law, (B) grant any waiver, amendment or release under any confidentiality, standstill or similar agreement (or terminate or fail to enforce such agreement) unless the Parent Board determines in good faith that a failure to take any action described in this clause (B) would be inconsistent with the directors’ duties under applicable Law, and then solely to the extent necessary to allow such Person to make a non-public proposal to the Parent Board, (C) effect a Parent Change of Recommendation or (D) authorize, cause or permit Parent or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement or any other similar agreement relating to or providing for any Parent Alternative Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.6(c)) (a “Parent Alternative Acquisition Agreement”).

(c) Notwithstanding anything to the contrary in this Section 6.6, if Parent receives a written Parent Alternative Proposal from any Person at any time following the date of this Agreement and prior to the time the Parent Stockholder Approval is obtained (provided that there has not been any material breach of the restrictions in this Section 6.6 with respect to the Person making such Parent Alternative Proposal), Parent and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) Parent and its Representatives may provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Parent and its Subsidiaries to such Person if Parent receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Parent shall substantially contemporaneously therewith make available to the Company any non-public information concerning Parent or its Subsidiaries that is provided to any Person given such access that was not previously made available to the Company, and (ii) Parent and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Parent Alternative Proposal, if and only to the extent that, prior to taking any action described in clause (i) or (ii) above, the Parent Board determines in good faith (after consultation with its outside counsel and financial advisor) that such Parent Alternative Proposal either constitutes a Parent Superior Proposal or would reasonably be expected to result in a Parent Superior Proposal and provides the Company with written notice of such determination.

(d) Parent shall promptly (and, in any event, within one (1) Business Day of any such event) notify the Company of its entry into any Acceptable Confidentiality Agreement and shall promptly (and in any event within one (1) Business Day of Parent’s Knowledge of any such event) notify the Company of the receipt of any Parent Alternative Proposal or any amendment thereto, or any proposal or offer that could reasonably be expected to result in a Parent Alternative Proposal (such proposal or offer, a “Parent Qualifying Proposal”), indicating the identity of the Person or group making such Parent Alternative Proposal or amendment thereto or Parent Qualifying Proposal and provide (i) a copy of such written Parent Alternative Proposal or amendment thereto and any other written Parent Qualifying Proposal provided to Parent or any of its Subsidiaries and (ii) with respect to any Parent Alternative Proposal or amendment thereto or Parent Qualifying Proposal not made in writing, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such amendment thereto or Parent Qualifying Proposal, and shall thereafter keep the Company informed in reasonable detail, on a current basis, of any material developments or modifications to the terms of any such Parent Alternative Proposal or amendment thereto or Parent Qualifying Proposal (including copies of any written proposed agreements) and the status of any discussions or negotiations relating to such material developments or modifications.

(e) Except as set forth in this Section 6.6(e), neither the Parent Board nor any committee thereof shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to the Company (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Parent Recommendation with respect to the Merger, (B) fail to include the Parent Recommendation in the Joint Proxy Statement/Prospectus, (C) approve, adopt, endorse or recommend, or publicly propose to approve, adopt, endorse or recommend to the stockholders of Parent, a Parent Alternative Proposal, (D) if a tender offer or exchange offer for shares of capital stock of Parent that constitutes a Parent Alternative Proposal is commenced, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by Parent stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Parent Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement of such tender offer or exchange offer or (E) resolve, propose or agree to do any of the foregoing (any of the foregoing, a “Parent Change of Recommendation”) or (ii) (A) authorize, adopt or approve or publicly propose to authorize, adopt or approve, a Parent Alternative Proposal, or cause or permit Parent or any of its Subsidiaries to enter into any Parent Alternative Acquisition Agreement, (B) except as required by applicable law, make, facilitate or provide information in connection with any SEC or other filings in connection with the transactions contemplated by any Parent Alternative Proposal or (C) submit to the vote of its stockholders any Parent Alternative Proposal or seek any consents in connection with the transactions contemplated by any Parent Alternative Proposal. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Parent Stockholder Approval is obtained, the Parent Board may (I) effect a Parent Change of Recommendation if the Parent Board determines in good faith (after consultation with its outside counsel and financial advisor) that, as a result of a development, occurrence, event, state of facts or change (other than in connection with a Parent Alternative Proposal) with respect to Parent that is material to Parent and its Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by, or the magnitude or consequences of which were not known to or reasonably foreseeable by, the Parent Board as of or prior to the execution and delivery of this Agreement (a “Parent Intervening Event”) (provided that in no event shall (A) any action taken by either party pursuant to the affirmative covenants set forth in Section 6.11, or the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event and (B) (x) the fact that, in and of itself, the Company, Parent or any of their respective Subsidiaries meets, fails to meet or exceeds any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such event may be taken into account in determining whether there has been or will be, a Parent Intervening Event to the extent not otherwise excluded hereunder), (y) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Parent Intervening Event to the extent not otherwise excluded hereunder) or (z) any change in general economic or political conditions or the securities, credit or financial markets, including changes in interest or exchange rates, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Parent Intervening Event), failure to take such action would be inconsistent with the directors’ duties under applicable Law (taking into account any adjustments to the terms and conditions of the Merger proposed by the Company in response to such Parent Intervening Event), and (II) if Parent receives a Parent Alternative Proposal (provided that there has not been any material breach of the restrictions in this Section 6.6 in connection with the Person making such Parent Alternative Proposal) that the Parent Board determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Parent Superior Proposal (taking into account any adjustments to the terms and conditions of the Merger proposed by the Company in response to such Parent Alternative Proposal), effect a Parent Change of Recommendation; provided, however, that the Parent Board may take the actions described in clause (I) or (II) if and only if:

(1) Parent shall have provided (A) prior written notice to the Company of the Parent Board’s intention to take such actions at least three (3) Business Days in advance of taking such action, which notice shall specify, as applicable, a reasonably detailed description of such Parent Intervening Event or the material terms of the Parent Alternative Proposal received by Parent that constitutes a Parent Superior Proposal, including the identity of the party making the Parent Alternative Proposal, (B) if applicable, a copy of such written Parent Alternative Proposal or amendment thereto and any other written terms, documents or proposals provided to Parent or any of its Subsidiaries in connection with such Parent Alternative Proposal and (C) with respect to any Parent Alternative Proposal or amendment thereto not made in writing, a written summary of the material terms and conditions of each such Parent Alternative Proposal or such amendment thereto;

(2) after providing such notice and prior to taking such actions, Parent shall have negotiated, and shall have caused its Representatives to negotiate, with the Company in good faith (to the extent the Company desires to negotiate) during such three (3) Business Day period to make such adjustments in the terms and conditions of this Agreement as would permit the Parent Board not to take such actions; and

(3) the Parent Board shall have considered in good faith any changes to this Agreement that may be offered in writing by the Company by 11:59 p.m. Eastern Time on the third (3rd) Business Day of such three (3) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (I) above, after consultation with outside counsel, that it would continue to be inconsistent with the directors’ duties under applicable Law not to effect the Parent Change of Recommendation, and (B) with respect to the actions described in clause (II) above, after consultation with outside counsel and its financial advisor, that the Parent Alternative Proposal received by Parent would continue to constitute a Parent Superior Proposal, in each case, if such changes offered in writing by the Company were given effect.

Each time material modifications to the terms of a Parent Alternative Proposal determined to be a Parent Superior Proposal are made (it being understood that any change to the financial terms of such proposal shall be deemed a material modification), Parent shall notify the Company of such modification and comply again with the requirements of clauses (1) through (3) above. With respect to any material change to the facts and circumstances relating to a Parent Intervening Event, Parent shall notify the Company of such material change and comply again with the requirements of clauses (1) through (3) above.

(f) Subject to the proviso in this Section 6.6(f), nothing contained in this Section 6.6 shall be deemed to prohibit Parent, the Parent Board or any committee of the Parent Board from (i) complying with its disclosure obligations under U.S. federal securities Law, determined in good faith (after consultation with outside counsel), with regard to a Parent Alternative Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any “stop, look and listen” communication to the stockholders of Parent pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of Parent); or (iii) making any disclosure if the Parent Board determines in good faith, after consultation with Parent’s outside legal counsel, that the failure of the Parent Board to make such disclosure would be inconsistent with the directors’ duties under applicable Law; provided that neither the Parent Board nor any committee thereof shall effect a Parent Change of Recommendation unless the applicable requirements of Section 6.6(e) shall have been satisfied.

(g) Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, the approval of the Parent Board for purposes of causing any Takeover Law to be inapplicable to the Merger and other transactions contemplated by this Agreement shall not be amended and no Parent Change of Recommendation or other action shall change such approval.

Section 6.7 Joint Proxy Statement/Prospectus; Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act. Subject to Section 6.7(d) and unless the Company Board has made a Company Change of Recommendation in accordance with Section 6.5, the Joint Proxy Statement/Prospectus shall include the Company Recommendation. Subject to Section 6.7(d) and unless the Parent Board has made a Parent Change of Recommendation in accordance with Section 6.6, the Joint Proxy Statement/Prospectus shall include the Parent Recommendation. Prior to the filing of the Joint Proxy Statement/Prospectus, Parent shall provide the Company and its counsel a reasonable opportunity to review and comment on such documents, and Parent will consider, in good faith, incorporating any such comments of the Company and/or its counsel prior to such filing. Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC). As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective shareholders.

(b) Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Joint Proxy Statement/Prospectus, the Registration Statement, and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Stockholder Approval and the Parent Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, with respect to the Joint Proxy Statement/Prospectus, to the extent required by applicable Law, disseminated to the respective stockholders of Parent and the Company.

(c) The parties shall notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Registration Statement or for additional information and shall (i) supply each other with copies of (x) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, or the Registration Statement and (y) all stop orders of the SEC relating to the Registration Statement and (ii) provide each other with a reasonable opportunity to participate in the response to those comments and requests.

(d) No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that (x) the Company, in connection with a Company Change of Recommendation made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Change of Recommendation, (ii) a statement of the reason of the board for making such a Company Change of Recommendation, and (iii) additional information reasonably related to the foregoing and (y) Parent, in connection with a Parent Change of Recommendation made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Parent Change of Recommendation, (ii) a statement of the reason of the board for making such a Parent Change of Recommendation, and (iii) additional information reasonably related to the foregoing.

Section 6.8 Stockholder Meetings; Written Consent.

(a) As promptly as practicable after the Form S-4 is declared effective under the Securities Act, the Company shall (i) take all action necessary in accordance with applicable Law and the certificate of incorporation and bylaws of the Company to either (as agreed by the Company and Parent) (A) duly call, give notice of, convene and hold a meeting of its stockholders to consider and vote upon the approval of the Merger and the adoption and approval of this Agreement and the transactions contemplated hereby, including a vote by the Requisite Company Stockholders (the “Company Meeting”), or (B) seek a vote to approve the Merger and the adoption and approval of this Agreement and the transactions contemplated hereby, including a vote by the Requisite Company Stockholders, via written consent, and (ii) unless there has been a Company Change of Recommendation in accordance with Section 6.5, use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement. Unless this Agreement shall have been terminated pursuant to Article VIII, no Company Change of Recommendation shall obviate or otherwise affect the obligation of the Company to duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Stockholder Approval in accordance with this Section 6.8(a).

(b) Subject to the other provisions of this Agreement, Parent shall (i) take all action necessary in accordance with applicable Law and its charter and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Registration Statement is declared effective (and no later than forty-five (45) days after such date), for the purpose of obtaining the Parent Stockholder Approval and approval of the Parent Stock Authorization (the “Parent Meeting”), provided that Parent shall be entitled to one (1) or more adjournments or postponements of the Parent Meeting if it determines (in consultation with the Company) it is reasonably advisable to do so to obtain a quorum or to obtain the Parent Stockholder Approval, and (ii) unless there has been a Parent Change of Recommendation in accordance with Section 6.6, use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Parent Charter Amendment, the Parent Stock Authorization and the Parent Stock Issuance and the transactions contemplated by this Agreement. Unless this Agreement shall have been terminated pursuant to Article VIII, no Parent Change of Recommendation shall obviate or otherwise affect the obligation of Parent to duly call, give notice of, convene and hold the Parent Meeting for the purpose of obtaining the Parent Stockholder Approval in accordance with this Section 6.8(b).

Section 6.9 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as part of the Aggregate Merger Consideration and the shares of Parent Common Stock to be issued in connection with the assumption of the Company Equity Awards by Parent to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.10 Employee Matters.

(a) For a period of one (1) year following the Effective Time (or, if earlier, the date of termination of the relevant employee), Parent shall provide, or shall cause to be provided, to each employee of Parent or the Company or its Subsidiaries as of immediately prior to the Effective Time who, in each case, remains employed with Parent or the Surviving Corporation or any of their respective Subsidiaries through the Effective Time (the “Continuing Employees”) with compensation (excluding equity-based compensation) and employee benefits that are substantially comparable in the aggregate to those provided to the applicable Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing, neither Parent, the Surviving Corporation, nor any of their respective Affiliates shall be obligated to continue to employ any Continuing Employee for any specific period of time following the Effective Time.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent or the Surviving Corporation, as applicable, providing benefits to any Continuing Employees after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with his or her years of service with Parent or the Company and its Subsidiaries, as applicable, and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan or Parent Benefit Plan, as applicable, in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to retiree medical plans, benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause each Continuing Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan or Parent Benefit Plan, as applicable, in which such Continuing Employee participated immediately before the Effective Time (such plans collectively, as applicable, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Corporation to, use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the applicable Old Plan in which such employee participated immediately prior to the Effective Time, and (B) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Parent and the Company hereby acknowledge that a “change of control” (or similar phrase) within the meaning of the Parent Benefit Plans set forth on Section 6.10(c) of the Parent Disclosure Letter will occur at or prior to the Effective Time.

(d) As soon as practicable following the date hereof, Parent shall take all actions with respect to the Parent ESPP that are necessary to provide that the Parent ESPP shall be suspended effective on or before March 1, 2020, such that no new offering periods will be commenced following the date of this Agreement.

(e) Prior to the Effective Time, to the extent requested by the Company, Parent shall make available to the Company the approximate amount of each payment or benefit that could become payable to each executive officer and any other employee or service provider who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280G-1) under a Parent Benefit Plan as a result of the transactions contemplated by this Agreement or a termination of employment or service, including as a result of accelerated vesting, and the approximate amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable to each such Parent employee or service provider.

(f) Nothing in this Section 6.10 or any other provision of this Agreement shall (i) confer upon any Continuing Employee or any other Person any right to continue in the employ or service of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of Parent, the Company, the Surviving Corporation or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee or any other Person at any time for any reason whatsoever, with or without cause, (ii) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement or (iii) limit the ability of Parent, the Company, the Surviving Corporation or any of their respective Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate in accordance with its terms any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 shall create any third-party rights in any Person, including any current or former director, officer, employee or other service provider of the Company or its Affiliates or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any beneficiaries or dependents thereof).

Section 6.11 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties to this Agreement shall use its reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Specified Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all consents, approvals or waivers from third parties required to be obtained in connection with the Merger, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall Parent, the Company, or any of their respective Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days after the date hereof, file any and all required notification and report forms under the HSR Act, and file as promptly as practicable any other filings and/or notifications under other applicable Antitrust Laws, with respect to the Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act or any other Antitrust Law as soon as reasonably possible, (ii) use their reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) promptly making all such filings and timely obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable, to the extent reasonable and advisable, any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, taking all such further action as may be necessary to resolve such objections, if any, as any Antitrust Authority may assert under any Antitrust Law (other than with respect to any Action by any stockholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement) with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets, product lines or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take any actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding which would otherwise have the effect of preventing or delaying the Closing (each such action described in (x) and (y), a “Remedial Action”); provided, that neither Parent nor the Company shall take a Remedial Action without the other’s consent (not to be unreasonably withheld, delayed or conditioned); provided, further, that neither the Company, Parent, nor any of their respective Subsidiaries shall become subject to, or consent or agree to or otherwise take any Remedial Action with respect to, any requirement, condition, understanding, agreement or Order of a Governmental Entity to sell, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, product lines or business of their respective businesses, unless such requirement, condition, understanding, agreement or Order is conditioned upon the occurrence of the Closing. Except as otherwise permitted under this Agreement (including Section 6.1(b) of the Company Disclosure Letter), the Company, Parent and Merger Sub shall not (and shall cause their Subsidiaries and Affiliates not to) take or agree to take any action that would be reasonably likely to prevent or materially delay the Closing beyond the End Date. Without limiting their obligations under this Section 6.11, the Company and Parent shall not (and shall cause their Subsidiaries and Affiliates not to) agree to stay, toll or extend any applicable waiting period under any Antitrust Law, or withdraw or refile any filing under the HSR Act or any other Antitrust Law, without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned).

(c) Without limiting in any respect each party’s obligations under this Section 6.11, each party shall exercise reasonable best efforts to cooperate (i) to direct, devise and implement the strategy for obtaining any necessary approval of, for responding to any request from, inquiry or investigation by (including directing the timing, nature and substance of all such responses), and participate in all meetings and communications (including any negotiations) with, any Antitrust Authority that has authority to enforce any Antitrust Law and (ii) with respect to the defense and settlement of any litigation, action, suit, investigation or proceeding brought by or before any Governmental Entity that has authority to enforce any Antitrust Law.

(d) Notwithstanding anything to the contrary in this Agreement, including, but not limited to, Section 6.11(b), nothing herein shall obligate Parent or the Company to propose, negotiate, commit to or effect any Remedial Action that, in the good-faith judgment of Parent or the Company, would result in the sale, divestiture, disposal, holding separate, or other disposition of assets, contracts, businesses or product lines of the Company, Parent or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries) generating, in the aggregate, Revenues in an aggregate amount in excess of $10,000,000. “Revenues” as used in this Section 6.11(d), shall mean, with respect to any asset, contract, business or product line, gross revenues associated therewith for the twelve months ended December 31, 2019; provided, however, that the revenues associated with any asset, business or product line that was not fully utilized during such period shall be calculated as if such asset, business or product line was fully utilized.

(e) The Company, Parent and Merger Sub shall cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions, and any other material actions pursuant to this Section 6.11, and, subject to applicable legal limitations and the instructions of any Governmental Entity, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries or Affiliates, from any third party and/or any Governmental Entity with respect to such transactions. Subject to applicable Law relating to the exchange of information, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed notifications or filings and any written communications or submissions, and with respect to any such notification, filing, written communication or submission, any documents submitted therewith to any Governmental Entity; provided, however, that materials may be (x) redacted to remove references concerning the valuation of the businesses of the Company, Parent and their Subsidiaries, or proposals from third parties with respect thereto, or (y) provided on an “outside counsel only” basis, as necessary or appropriate to address reasonable privilege concerns or reasonable confidentiality concerns relating to proprietary or commercially sensitive information. Each of the Company, Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other parties in advance and, to the extent not prohibited or required otherwise by such Governmental Entity, gives the other parties the opportunity to attend and participate.

(f) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.11, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company, Parent and Merger Sub shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.11 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(b)(ii) so long as such party has, prior to such termination, complied with its obligations under this Section 6.11.

Section 6.12 Takeover Statute. If any Takeover Law shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 6.13 Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement without first providing the other party the opportunity to review and comment upon such release or announcement, unless such party determines in good faith that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement, in which event such party shall use its reasonable best efforts to provide an opportunity for the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) neither party shall be required to provide any such review or comment to the other parties in connection with the receipt and existence of a Parent Alternative Proposal or Company Alternative Proposal, as applicable, and matters related thereto or to a Parent Change of Recommendation or Company Change of Recommendation, as applicable, and (ii) each party and its respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.13.

Section 6.14 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective charters or bylaws or other organizational documents and/or in any agreement set forth on Section 6.14 of the Company Disclosure Letter shall survive the Merger and shall continue in full force and effect as obligations of the Surviving Corporation for a period of not less than six (6) years after the Effective Time. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiaries’ charters and bylaws or similar organizational documents as in effect immediately prior to the Effective Time and/or in any agreements of the Company or its Subsidiaries with any of their respective directors or officers set forth on Section 6.14 of the Company Disclosure Letter, in each case as in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification and advancement of expenses in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its other Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.14.

(b) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by the Surviving Corporation under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Company or any of its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any reasonable costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law following receipt if requested in writing by Parent of an undertaking by or on behalf of such Person to repay such amounts if it is ultimately determined that such Person was not entitled to indemnification under this Section 6.14), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as an officer, director, member, trustee or other fiduciary in any other entity if such service was at the request of the Company or any of its Subsidiaries). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant to this Agreement, but in such case shall purchase as much coverage as reasonably practicable for such amount. The Company may (or, if requested by Parent, shall) purchase, prior to the Effective Time, a six (6) year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the policies set forth on Section 6.14 of the Company Disclosure Letter and any policies in place immediately prior to the Effective Time of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated by this Agreement, for a maximum cost of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the insurance policies set forth on Section 6.14 of the Company Disclosure Letter. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) The Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.14.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the charters or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other arrangement, the DGCL or other applicable Law or otherwise. The provisions of this Section 6.14 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors.

(g) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, if requested by an Indemnified Party, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.14.

Section 6.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company, if applicable, shall use their respective reasonable best efforts to take all such steps as may be required to cause any dispositions of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or is or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 6.16 Stockholder Litigation. In the event that any litigation or other Action of any shareholder related to this Agreement, the Merger or the other transactions contemplated by this Agreement is initiated or pending, or, to the Knowledge of the applicable party, threatened in writing, against any party or its Subsidiaries and/or the members of the board of directors of such party (or of any equivalent governing body of any Subsidiary of such party) prior to the Effective Time (or earlier termination of this Agreement), such party shall promptly notify the other party of any such shareholder Action, give the other party the opportunity to participate in the defense or settlement of any such shareholder Action, and shall keep the other party reasonably informed with respect to the status thereof. No settlement of any such shareholder Action shall be agreed to without the other party’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 6.17 Notification of Certain Matters. The Company agrees to give prompt notice to Parent of the discovery by the Company of any fact, circumstance or event, the existence or occurrence of which would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.1 or Section 7.3; provided, however, that the delivery of any notice pursuant to this Section 6.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Parent agrees to give prompt notice to the Company of the discovery by Parent of any fact circumstance or event, the existence or occurrence of which would be reasonably likely to cause the failure of any of the conditions set forth in Section 7.1 or Section 7.2; provided, however, that the delivery of any notice pursuant to this Section 6.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.18 Financing Matters. From the date of this Agreement until the Effective Time, each party shall, and shall cause its Subsidiaries to, cooperate with the other party and its Affiliates as reasonably requested by such other party in connection with obtaining or refinancing any debt financing of such other party or its Affiliates, including with respect to an amendment to the Company ABL Facilities Agreement and a termination of the Parent Credit Facility, including by (a) furnishing financial and other pertinent information of such party and its Subsidiaries necessary to show the pro forma impact of the transactions contemplated by this Agreement on such party and its Subsidiaries, (b) cooperating with the creation and perfection of pledge and security instruments and guarantee instruments effective as of the Effective Time, (c) participating in meetings, presentations and sessions with prospective lenders at reasonable times and upon reasonable notice, (d) providing pertinent information of such party and its Subsidiaries that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (e) obtaining customary payoff letters, lien releases, and instruments of termination or discharge; provided that such party shall be reimbursed for any reasonable out-of-pocket costs incurred by such party in connection with such cooperation with respect to the other party’s debt financing.

Section 6.19 Certain Tax Matters. Each party shall, and shall cause each of its respective Subsidiaries to, use reasonable best efforts to obtain the tax opinion referenced in Section 7.2(d), in form and substance reasonably acceptable to the Company. None of the parties shall take any action or fail to take any action (and the parties shall cause their respective Subsidiaries not to take any action or fail to take any action), which action (or failure to act) would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company and Parent (on its behalf and on behalf of Merger Sub) shall execute and deliver to Kirkland & Ellis LLP, counsel to the Company, certificates substantially in the forms attached hereto as Exhibits A and B, respectively, at such time or times as reasonably requested by such law firm in connection with its delivery of the opinion referred to in Section 7.2(d) (and any other Tax opinion required in connection with the Registration Statement). Prior to the Effective Time, none of the parties shall take or cause to be taken any action that would cause to be untrue any of the representations in such certificates.

Section 6.20 Preferred Stock Conversion. The Company shall cause all shares of Company Preferred Stock (including shares of Company Preferred Stock underlying the Company Preferred Stock Options and the Company Preferred RSUs) to be converted into shares of Company Common Stock prior to the Effective Time, and prior to effecting the treatment of Company Equity Awards as provided in Section 3.3 hereof, in accordance with the terms of the Section 8 of the Certificate of Designations of the Company Preferred Stock, filed with the Secretary of State of the State of Delaware on October 31, 2019 (the “Preferred Stock Conversion”).

Section 6.21 Post-Closing Officers. Parent and the Company shall take all such action within their respective powers as may be necessary or appropriate such that immediately following the Effective Time, the President and Chief Executive Officer of Parent shall be Christopher Bradshaw.

Section 6.22 Disputed Claims. From and after the Effective Time, Parent shall authorize and reserve, free of preemptive rights and other preferential rights, a number of its previously authorized but unissued shares of Parent Common Stock equal to the Company Reserved Shares multiplied by the Per Share Merger Consideration in order to satisfy any Disputed Claims (as defined in the Company Plan of Reorganization).

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement shall be subject to the fulfillment (or waiver in writing by Parent and the Company) at or prior to and as of the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The Parent Stockholder Approval shall have been obtained.

(c) The Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware.

(d) The shares of Parent Common Stock to be issued as the Aggregate Merger Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order that is in effect or pending proceedings seeking a stop order.

(f) No Order by any Governmental Entity of competent jurisdiction which makes illegal or prohibits the consummation of the Merger or the Parent Stock Issuance shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity of competent jurisdiction that, in any case, prohibits or makes illegal the consummation of the Merger or the Parent Stock Issuance, and no action by a Governmental Entity seeking such an Order or Law shall be pending.

(g) Any applicable waiting period (and any extension thereof) under the HSR Act or any other Antitrust Laws shall have expired or been earlier terminated, and there shall not be in effect any voluntary agreement with any Antitrust Authority pursuant to which both the Company and Parent have agreed not to consummate the Merger or other transactions contemplated by this agreement for any period of time.

Section 7.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement is further subject to the fulfillment (or waiver in writing by the Company) at or prior to and as of the Effective Time of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Section 5.2(a) (except for the penultimate sentence thereof) and in Section 5.2(b) shall be true and correct, other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (ii) the representations and warranties of Parent and Merger Sub set forth in Section 5.1(a), in the penultimate sentence of Section 5.2(a), in Section 5.2(c), in Section 5.2(d), in Section 5.2(e), in Section 5.3(a), and in the first sentence of Section 5.21 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iii) the representations and warranties of Parent and Merger Sub set forth in Section 5.7(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, as through made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iv) the other representations and warranties of Parent and Merger Sub set forth in Article V which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), and (v) the other representations and warranties of Parent and Merger Sub set forth in Article V which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct (without giving effect to any “materiality,” “in all material respects,” or similar qualifiers), as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), except for such failures to be true and correct (without regard to any qualifications or exceptions contained as to “materiality,” “in all material respects” or similar qualifiers) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) The Company shall have received the opinion of Kirkland & Ellis LLP in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations, including representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to such counsel and such other information reasonably requested by and provided to such counsel by Parent, the Company or Merger Sub for purposes of rendering such opinion, including certificates substantially in the forms attached hereto as Exhibits A and B.

Section 7.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions to be effected at the Closing as contemplated by this Agreement are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to and as of the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 4.2(a) (except for the penultimate sentence thereof) and in Section 4.2(b) shall be true and correct, other than any de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (ii) the representations and warranties of the Company set forth in Section 4.1(a), in the penultimate sentence of Section 4.2(a), in Section 4.2(c), in Section 4.2(d), in Section 4.3(a) and in the first sentence of Section 4.21 shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iii) the representations and warranties of the Company set forth in Section 4.10(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, as through made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), (iv) the other representations and warranties of the Company set forth in Article IV which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified, as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), and (v) the other representations and warranties of the Company set forth in Article IV which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct (without giving effect to any “materiality,” “in all material respects,” or similar qualifiers), as of the date of this Agreement and as of the Closing Date, as though made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a particular date, in which case only as of such particular date), except for such failures to be true and correct (without regard to any qualifications or exceptions contained as to “materiality,” “in all material respects” or similar qualifiers) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) The Company shall have consummated the Preferred Stock Conversion.

(e) The Stockholders Agreement shall be terminated and shall have no further force or effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions contemplated by this Agreement or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination and Abandonment. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if (A) the Effective Time shall not have occurred on or before October 23, 2020 (the “End Date”) and (B) the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not have breached its obligations under this Agreement in any manner that shall have been a substantially contributing factor to the failure to consummate the Merger on or before such date; provided that, if, as of the End Date, all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall have been satisfied or waived (other than those conditions that are to be satisfied by action taken at the Closing and other than the conditions set forth in Section 7.1(f) (solely with respect to Antitrust Laws) or Section 7.1(g)), then the End Date may be extended by either Parent or the Company to January 23, 2021, which shall be considered the End Date for all purposes of this Agreement;

(ii) if any court of competent jurisdiction shall have issued or entered an Order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used such efforts as required by Section 6.11 to prevent, oppose and remove such injunction;

(iii) if the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained; or

(iv) if the Parent Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Stockholder Approval shall not have been obtained;

(c) by the Company:

(i) at any time prior to the receipt of the Parent Stockholder Approval, in the event of a Parent Change of Recommendation;

(ii) if Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) or failure of the Closing to occur and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date the Company delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(iii) if Parent shall have knowingly and intentionally engaged in a material breach of its obligations under Section 6.6; and

(d) by Parent:

(i) at any time prior to the receipt of the Company Stockholder Approval, in the event of a Company Change of Recommendation;

(ii) if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) cannot be cured by the End Date or, if curable, is not cured (1) within forty-five (45) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure) or (2) within any shorter period of time that remains between the date Parent delivers the notice described in the foregoing subclause (1) and the day prior to the End Date; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(iii) if the Company shall have knowingly and intentionally engaged in a material breach of its obligations under Section 6.5;

Section 8.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 8.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions of this Agreement pursuant to which such termination is being effected and the basis therefor described in reasonable detail. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates. Notwithstanding the foregoing: (a) no such termination shall relieve any party of its obligation to pay the Company Expenses, the Parent Expenses, the Company Termination Fee or the Parent Termination Fee, if, as and when required pursuant to Section 8.3; (b) no such termination shall relieve any party for liability for such party’s willful and intentional breach of this Agreement or for Fraud; and (c) (i) the Confidentiality Agreement (in accordance with its terms), and (ii) the provisions of Section 6.4(b), this Section 8.2, Section 8.3 and Article IX, will survive the termination of this Agreement.

Section 8.3 Expenses and Termination Fees.

(a) In the event this Agreement is terminated by the Company or Parent pursuant to (i) Section 8.1(b)(iii) and the Company Termination Fee is not otherwise payable by the Company pursuant to this Section 8.3, then the Company shall pay Parent the Parent Expenses or (ii) Section 8.1(b)(iv) and the Parent Termination Fee is not otherwise payable by Parent pursuant to this Section 8.3, then Parent shall pay the Company the Company Expenses, in each case, within two (2) Business Days of such termination by wire transfer of immediately available funds to one or more accounts designated by the Company or Parent, as applicable.

(b) In the event that:

(i) (1) This Agreement is terminated (I) by the Company or Parent pursuant to Section 8.1(b)(i) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i) or Section 8.1(d)(ii), (II) by the Company or Parent pursuant to Section 8.1(b)(iii) or (III) by Parent pursuant to Section 8.1(d)(ii), (2) the Company or any other Person shall have publicly disclosed or announced a Company Alternative Proposal made on or after the date of this Agreement but prior to the Company Meeting, and such Company Alternative Proposal has not been publicly withdrawn at least five (5) days prior to the date of the Company Meeting (or prior to the termination of this Agreement if there has been no Company Meeting), and (3) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to a Company Alternative Proposal (which Company Alternative Proposal is thereafter consummated), or a Company Alternative Proposal is consummated (in each case whether or not the Company Alternative Proposal was the same Company Alternative Proposal referred to in clause (2)); provided that, for purposes of this clause (3), the references to “20%” in the definition of “Company Alternative Proposal” shall be deemed to be references to “more than 50%”; or

(ii) Parent shall have terminated this Agreement pursuant to Section 8.1(d)(i);

then, the Company shall, (I) in the case of clause (i) above, upon the earlier of the execution of a definitive agreement with respect to a Company Alternative Proposal or the consummation of a Company Alternative Proposal, pay Parent (or one or more of its designees) the Company Termination Fee less any amount previously paid by Company pursuant to Section 8.3(a); and (II) in the case of clause (ii) above, within two (2) Business Days of such termination, pay Parent (or one or more of its designees) the Company Termination Fee, in each case by wire transfer of immediately available funds to one or more accounts designated by Parent; it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Following receipt by Parent (or one or more of its designees) of the Company Termination Fee in accordance with this Section 8.3(b), the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or its Subsidiaries or Affiliates or any other Person, other than in respect of willful and intentional breach of this Agreement or Fraud.

(c) In the event that:

(i) (1) this Agreement is terminated (I) by the Company or Parent pursuant to Section 8.1(b)(i) if, at the time of such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 8.1(c)(i) or Section 8.1(c)(ii), (II) by the Company or Parent pursuant to Section 8.1(b)(iv) or (III) by the Company pursuant to Section 8.1(c)(ii), (2) Parent or any other Person shall have publicly disclosed or announced a Parent Alternative Proposal made on or after the date of this Agreement but prior to the Parent Meeting, and such Parent Alternative Proposal has not been publicly withdrawn at least five (5) days prior to the date of the Parent Meeting (or prior to the termination of this Agreement if there has been no Parent Meeting), and (3) within twelve (12) months of such termination, Parent shall have entered into a definitive agreement with respect to a Parent Alternative Proposal (which Parent Alternative Proposal is thereafter consummated), or a Parent Alternative Proposal is consummated (in each case whether or not the Parent Alternative Proposal was the same Parent Alternative Proposal referred to in clause (2)); provided that, for purposes of this clause (3), the references to “20%” in the definition of “Parent Alternative Proposal” shall be deemed to be references to “more than 50%”; or

(ii) The Company shall have terminated this Agreement pursuant to Section 8.1(c)(i);

then, Parent shall, (I) in the case of clause (i) above, upon the earlier of the execution of a definitive agreement with respect to a Parent Alternative Proposal or the consummation of a Parent Alternative Proposal, pay the Company (or one or more of its designees) the Parent Termination Fee less any amount previously paid by Parent pursuant to Section 8.3(a); and (II) in the case of clause (ii) above, within two (2) Business Days of such termination, pay the Company (or one or more of its designees) the Parent Termination Fee, in each case by wire transfer of immediately available funds to one or more accounts designated by the Company; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Following receipt by the Company (or one or more of its designees) of the Parent Termination Fee in accordance with this Section 8.3(c), Parent shall have no further liability with respect to this Agreement or the transactions contemplated herein to the Company or its Subsidiaries or Affiliates or any other Person, other than in respect of willful and intentional breach of this Agreement or Fraud.

(d) If either party fails to timely pay an amount due pursuant to this Section 8.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement. If, in order to obtain any amount due under this Section 8.3, a party commences a proceeding that results in judgment for such party for such amount, the defaulting party shall pay such party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding.

ARTICLE IX

MISCELLANEOUS

Section 9.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger. This Section 9.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms contemplates performance in whole or in part after the Effective Time, which shall survive to the extent expressly provided for herein or therein.

Section 9.2 Expenses; Transfer Taxes. Except as set forth in Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that (x) expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including applicable SEC filing fees) shall be borne by Parent and (y) all fees paid in respect of any HSR Act or other filing under any other Antitrust Laws shall be borne equally by the Company and Parent. Each of Parent, the Company, Merger Sub and the stockholders of the Company shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated by this Agreement.

Section 9.3 Counterparts; Effectiveness. This Agreement may be executed and delivered in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties to this Agreement and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties to this Agreement irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party to this Agreement or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties to this Agreement hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties to this Agreement hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties to this Agreement agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 9.7.

Section 9.5 Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (A) each party is entitled to specifically enforce the terms and provisions of this Agreement notwithstanding the availability of any monetary remedy, (B) the availability of any monetary remedy (1) is not intended to and does not adequately compensate for the harm that would result from a breach of this Agreement and (2) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (C) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement.

(b) Each party further agrees that (i) no such party will oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.6 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 9.6.

Section 9.7 Notices. Any notice required to be given hereunder shall be in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of delivery, with such notice deemed to be given upon receipt), hand delivery (with such notice deemed to be given upon receipt) or by electronic mail transmission (with such notice deemed to have been given at the time of confirmation of transmission, and with such notice to be followed reasonably promptly with a copy delivered by one of the foregoing methods), addressed as follows:

To the Company:

Bristow Group Inc.

3151 Briarpark Drive, Suite 7000

Houston, Texas 77042

Attention: Senior Vice President, General Counsel and Corporate Secretary

Email: Victoria.lazar@bristowgroup.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, Texas 77002

Attention: Douglas E. Bacon, P.C.

Debbie Yee, P.C.

Email: doug.bacon@kirkland.com

debbie.yee@kirkland.com

To Parent or Merger Sub:

Era Group Inc.

945 Bunker Hill, Suite 650

Houston, Texas 77024

Attention: Christopher Bradshaw; Crystal Gordon

Email: cbradshaw@eragroupinc.com; cgordon@eragroupinc.com

with a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: David Zeltner and Scott Golenbock

Telephone: (212) 530-5000

Email: dzeltner@milbank.com; sgolenbock@milbank.com

or to such other address as any party shall specify by written notice so given (subject to the proviso of the immediately following sentence), and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or received. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 9.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. Any purported assignment not permitted by this Section 9.8 shall be null and void.

Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 9.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes and schedules to this Agreement), the Voting Agreements (including the exhibits, annexes and schedules to the Voting Agreements), and the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Except for the provisions of Article III with respect to holders of Company Common Stock (which, from and after the Effective Time, shall be for the benefit of holders of the Company Common Stock as of the Effective Time) and Section 6.13 (which shall be for the benefit of the Indemnified Parties from and after the Effective Time), this Agreement is not intended to and shall not confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 9.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approval or Parent Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ERA GROUP INC.

By:	/s/ Christopher S. Bradshaw
Name: Christopher S. Bradshaw
Title: President & Chief Executive Officer

RUBY REDUX MERGER SUB, INC.

By:	/s/ Christopher S. Bradshaw
Name: Christopher S. Bradshaw
Title: President

[Signature Page to Agreement and Plan of Merger]

BRISTOW GROUP INC.

By:	/s/ L. Don Miller
Name: L. Don Miller
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]